                                                                  Execution Copy


                                   EXHIBIT A





                            ASSET PURCHASE AGREEMENT



                              DATED MARCH 1, 1996



                                     AMONG


                                 GENCORP INC.,


                      CAMBRIDGE INDUSTRIES HOLDINGS, INC.


                                      AND


                           CAMBRIDGE INDUSTRIES, INC.

                                                               TABLE OF CONTENTS

                                                                                                     Page
Article I - Definitions             . . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

         Section 1.01     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .           1

Article II - Purchase and Sale      . . . . . . . . . . . . . . . . . . . . . . . . . . . .           2

         Section 2.01             Purchase and Sale . . . . . . . . . . . . . . . . . . . .           2
         Section 2.02             Excluded Assets . . . . . . . . . . . . . . . . . . . . .           3
         Section 2.03             Assumption of Liabilities . . . . . . . . . . . . . . . .           5
         Section 2.04             Excluded Liabilities  . . . . . . . . . . . . . . . . . .           6
         Section 2.05             Consents to Assignment  . . . . . . . . . . . . . . . . .           7
         Section 2.06             Purchase Price; Payment . . . . . . . . . . . . . . . . .           7
         Section 2.07             Purchase Price Adjustment . . . . . . . . . . . . . . . .           9
         Section 2.08             Purchase Price Allocation . . . . . . . . . . . . . . . .           11
         Section 2.09             Closing . . . . . . . . . . . . . . . . . . . . . . . . .           12

Article III - Representations and Warranties of the Seller  . . . . . . . . . . . . . . . .           15

         Section 3.01             Organization and Existence  . . . . . . . . . . . . . . .           15
         Section 3.02             Corporate Authorization . . . . . . . . . . . . . . . . .           15
         Section 3.03             Authorization . . . . . . . . . . . . . . . . . . . . . .           15
         Section 3.04             Non-contravention . . . . . . . . . . . . . . . . . . . .           16
         Section 3.05             Properties  . . . . . . . . . . . . . . . . . . . . . . .           16
         Section 3.06             Litigation  . . . . . . . . . . . . . . . . . . . . . . .           17
         Section 3.07             Material Contracts  . . . . . . . . . . . . . . . . . . .           17
         Section 3.08             Compliance with Laws  . . . . . . . . . . . . . . . . . .           18
         Section 3.09             Permits . . . . . . . . . . . . . . . . . . . . . . . . .           18
         Section 3.10             Labor and Employment Matters  . . . . . . . . . . . . . .           19
         Section 3.11             Intellectual Property . . . . . . . . . . . . . . . . . .           20
         Section 3.12             Fees and Commissions  . . . . . . . . . . . . . . . . . .           20
         Section 3.13             Investment Intent . . . . . . . . . . . . . . . . . . . .           21
         Section 3.14             Absence of Certain Changes  . . . . . . . . . . . . . . .           21

         Section 3.15             Real Property Owned . . . . . . . . . . . . . . . . . . .           22
         Section 3.16             Real Property Leased  . . . . . . . . . . . . . . . . . .           22
         Section 3.17             Insurance . . . . . . . . . . . . . . . . . . . . . . . .           23
         Section 3.18             Environmental Matters . . . . . . . . . . . . . . . . . .           23
         Section 3.19             Financial . . . . . . . . . . . . . . . . . . . . . . . .           25
         Section 3.20             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .           25
         Section 3.21             Tooling Receivables . . . . . . . . . . . . . . . . . . .           25
         Section 3.22             Inspections; Limitation of Seller's . . . . . . . . . . .           25
                                  Warranties  . . . . . . . . . . . . . . . . . . . . . . .

Article IV - Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . .           26

         Section 4.01             Organization and Existence  . . . . . . . . . . . . . . .           26
         Section 4.02             Corporate Authorization . . . . . . . . . . . . . . . . .           26
         Section 4.03             Organization and Good Standing of
                                  Company Subsidiaries  . . . . . . . . . . . . . . . . . .           26
         Section 4.04             Authorization . . . . . . . . . . . . . . . . . . . . . .           27
         Section 4.05             Non-contravention . . . . . . . . . . . . . . . . . . . .           27
         Section 4.06             Litigation  . . . . . . . . . . . . . . . . . . . . . . .           27
         Section 4.07             Compliance with Laws  . . . . . . . . . . . . . . . . . .           28
         Section 4.08             Subordinated Debt . . . . . . . . . . . . . . . . . . . .           28
         Section 4.09             Offering of Securities  . . . . . . . . . . . . . . . . .           28
         Section 4.10             Fees and Commission . . . . . . . . . . . . . . . . . . .           28
         Section 4.11             Financial Statements  . . . . . . . . . . . . . . . . . .           29
         Section 4.12             Inspections; Limitation of Seller's Warranties  . . . . .           29

Article V - Covenants of the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . .           30

         Section 5.01             Further Conveyances . . . . . . . . . . . . . . . . . . .           30
         Section 5.02             Non-Compete . . . . . . . . . . . . . . . . . . . . . . .           30
         Section 5.03             Non-Solicitation of Employees . . . . . . . . . . . . . .           31
         Section 5.04             Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .           31

Article VI - Covenants of the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . .           31

         Section 6.01             GenCorp Name  . . . . . . . . . . . . . . . . . . . . . .           31
         Section 6.02             Vacation of Shared Facility . . . . . . . . . . . . . . .           32

         Section 6.03             Vacation of Marion Facility . . . . . . . . . . . . . . .           32
         Section 6.04             Non-Solicitation of Employees . . . . . . . . . . . . . .           34
         Section 6.05             Title Insurance . . . . . . . . . . . . . . . . . . . . .           34
         Section 6.06             Environmental Reports . . . . . . . . . . . . . . . . . .           34
         Section 6.07             Investigation Limitation  . . . . . . . . . . . . . . . .           35
         Section 6.08             Rushville Lease Termination . . . . . . . . . . . . . . .           35

Article VII - Covenants of Both Parties . . . . . . . . . . . . . . . . . . . . . . . . . .           35

         Section 7.01             Administration of Accounts  . . . . . . . . . . . . . . .           35
         Section 7.02             Transfer Taxes  . . . . . . . . . . . . . . . . . . . . .           36
         Section 7.03             Access to Former Business Records . . . . . . . . . . . .           36
         Section 7.04             Access to Former Employees  . . . . . . . . . . . . . . .           36
         Section 7.05             Inventory . . . . . . . . . . . . . . . . . . . . . . . .           36
         Section 7.06             Reimbursement of Certain Costs  . . . . . . . . . . . . .           37

Article VIII - Employee Matters     . . . . . . . . . . . . . . . . . . . . . . . . . . . .           37

         Section 8.01             Salaried Employees  . . . . . . . . . . . . . . . . . . .           37
         Section 8.02             Union Employees . . . . . . . . . . . . . . . . . . . . .           42
         Section 8.03             No Third Party Claims . . . . . . . . . . . . . . . . . .           42
         Section 8.04             Workers' Compensation . . . . . . . . . . . . . . . . . .           42
         Section 8.05             Plan Payments . . . . . . . . . . . . . . . . . . . . . .           43

Article IX - Survival; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . .           43

         Section 9.01             Survival of Representations and
                                  Warranties          . . . . . . . . . . . . . . . . . . .           43
         Section 9.02             Seller's Agreement to Indemnify . . . . . . . . . . . . .           44
         Section 9.03             Buyer's Agreement to Indemnify  . . . . . . . . . . . . .           44
         Section 9.04             Indemnification Limits; Exclusive Remedy  . . . . . . . .           44
         Section 9.05             Procedure for Third Party Claims  . . . . . . . . . . . .           46
         Section 9.06             Procedure for Direct Claims . . . . . . . . . . . . . . .           48
         Section 9.07             Environmental Claims  . . . . . . . . . . . . . . . . . .           49

Article X - Miscellaneous           . . . . . . . . . . . . . . . . . . . . . . . . . . . .           50

         Section 10.01            Expenses  . . . . . . . . . . . . . . . . . . . . . . . .           50
         Section 10.02            Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . .           50
         Section 10.03            Assignment  . . . . . . . . . . . . . . . . . . . . . . .           50
         Section 10.04            Severability  . . . . . . . . . . . . . . . . . . . . . .           50
         Section 10.05            Amendment and Waiver  . . . . . . . . . . . . . . . . . .           51
         Section 10.06            Parties in Interest; Limitation on Rights of Others . . .           51
         Section 10.07            Counterparts; Effectiveness . . . . . . . . . . . . . . .           51
         Section 10.08            Entire Agreement  . . . . . . . . . . . . . . . . . . . .           51
         Section 10.09            Governing Law . . . . . . . . . . . . . . . . . . . . . .           51
         Section 10.10            Notices . . . . . . . . . . . . . . . . . . . . . . . . .           52
         Section 10.11            Interpretation  . . . . . . . . . . . . . . . . . . . . .           52

Exhibit A - Definitions
Exhibit B - Working Capital Items
Exhibit C - Cambridge Benefits
Exhibit D - Environmental Reports
Exhibit E - Farmington Hills RPD Equipment
Exhibit F - GenCorp Accounting Principles
Exhibit G - Marion RPD Equipment
Exhibit H - Closing Liability List

                                                                  Execution Copy

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated March 1, 1996, among CAMBRIDGE INDUSTRIES HOLDINGS, INC., a Delaware corporation (the "Parent") CAMBRIDGE INDUSTRIES, INC., a Delaware corporation ("Cambridge") (Parent and Cambridge collectively, "Buyer"), and GENCORP INC., an Ohio corporation (the "Seller").

          WHEREAS, the Seller, among other things, conducts a business through its Reinforced Plastics Division which manufactures and sells reinforced plastics components for automobile and truck applications; and

          WHEREAS, upon the terms and subject to the conditions of this Agreement, the Buyer desires to purchase from the Seller and Seller desires to sell to Buyer substantially all of the assets associated with such business, and the Seller desires to transfer to the Buyer, and the Buyer has agreed to assume, certain liabilities associated with such business.

          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements herein set forth, the parties agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          SECTION 1.01. DEFINITIONS. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Exhibit A.

                                   ARTICLE II

                               PURCHASE AND SALE
                               -----------------


          SECTION 2.01. PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Cambridge hereby purchases from Seller and Seller hereby sells, transfers, assigns and delivers to Cambridge, all of its right, title and interest in and to the assets and properties of Seller which are Attributable to the RPD Business, wherever located, whether tangible or intangible, real or personal, whether owned directly or indirectly, other than the Excluded Assets (all the assets and properties to be transferred to Cambridge by Seller pursuant to this Agreement are referred to collectively herein as the "Purchased Assets"). Without limiting the foregoing, the Purchased Assets include all of Seller's right, title and interest in, to and under the following (except as otherwise specified herein and other than those which are Excluded Assets):

         (a) the Shelbyville Facility together with all buildings, fixtures and improvements erected thereon and appurtenances thereto (the "Shelbyville Real Property");

         (b)     the Shadeland Lease and the Rushville Lease (the "Leased
Property");

         (c)     (i)  all machinery, equipment, tooling, dies, furniture,
office equipment,   communications equipment, vehicles, spare and replacement
parts and other similar tangible personal property Attributable to the RPD Business (collectively, the "Equipment") including, without limitation, all such property used or held for use by Seller at the RPD Facilities and (ii) the Marion RPD Equipment and Farmington Hills RPD Equipment;

         (d) (i) all raw materials, work-in-process, finished goods, supplies, spare parts, samples and stores Attributable to the RPD Business (collectively, the "Inventory") including, without limitation, all such items used or held for use by Seller at the RPD Facilities, and (ii) the Marion RPD Inventory;

         (e) all contracts, agreements, options, personal property leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Seller is a party and which are Attributable to the RPD Business (collectively, the "Contracts");

         (f) all quotations, bids and proposals made or received by Seller and Attributable to the RPD Business (collectively, "Bids");

         (g) all accounts receivable and receivables of Seller with respect to customer tooling ("Tooling Receivables") together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto, which are Attributable to the RPD Business;

         (h) all petty cash of Seller located at the RPD Facilities ("Petty Cash");

         (i) all rights, claims, credits, causes of action, rights of set off, indemnity rights, defenses and warranty and other claims of Seller against third parties which are Attributable to the RPD Business, whether accrued to or
to accrue,   including, without limitation, claims under  or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and other third parties;

         (j) all prepaid charges and expenses of Seller Attributable to the RPD Business;

         (k) all licenses, permits, approvals, certificates, consents, orders or other authorizations issued or granted to Seller by any Governmental Authority and Attributable to the RPD Business (the "Permits");

         (l) originals or copies of all books, records, files, books of account, invoices, engineering information, sales and promotional literature, manuals, sales and purchase correspondence, lists of suppliers and customers, personnel and employment records of Transferred Employees, and accounting, marketing, engineering and manufacturing documentation, whether in hard copy or computer format, to the extent Attributable to the RPD Business; and

         (m) subject to rights held by third parties that have been licensed by the Seller prior to the Closing Time, the RPD Intellectual Property.

          SECTION 2.02. EXCLUDED ASSETS. Cambridge expressly understands and agrees that the following assets, properties and rights (the "Excluded Assets") are excluded from, and shall not be counted among, the Purchased Assets:

         (a) all of the Seller's cash, negotiable securities, letters of credit, bonds and cash equivalents (whether or not Attributable to the RPD Business), except for the Petty Cash;

         (b)     all Intellectual Property which is not RPD Intellectual
Property;

         (c) the Ionia Facility and the Ionia Facility permits being retained by Seller as described on Exhibit A to Section 3.09 of the Seller Disclosure Schedule;

         (d) (i) the Marion Facility, (ii) the CTC Facility, (iii) the Farmington Hills Facility, (iv) all machinery, tooling, dies, equipment, furniture, office equipment, communications equipment, vehicles, spare and replacement parts and other similar tangible personal property and all raw materials, work-in-process, finished goods, supplies, spare parts, samples and stores used or held for use at the Marion Facility, the CTC Facility, or the Farmington Hills Facility except for the Marion RPD Equipment, the Marion RPD Inventory and the Farmington Hills RPD Equipment, and (v) The GenCorp Master Lease with GE Capital and all cars leased thereunder.;

         (e) The names and trademarks "GenCorp", and "GenCorp Automotive" and related trademarks, corporate names, and trade names incorporating "GenCorp", and all stylized logos incorporating the name "GenCorp";

         (f) All rights, claims, credits, causes of action, rights of set off, indemnity rights, refunds, rebates, defenses and warranty and other claims against third parties, whether accrued or to accrue, to the extent relating to any Excluded Assets or to any liability or obligation of Seller which is not an Assumed Liability;

         (g) All deposits, prepaid charges and advance payments to the extent relating to Excluded Assets or to any liability or obligation of Seller which is not an Assumed Liability;

         (h)      All rights or claims to Tax refunds and all Tax benefits;

         (i) All policies of insurance and claims and rights under such policies of insurance;

         (j) Any item described in Section 2.01(1) which is subject to attorney client privilege and copies of any of the items described in 2.01(1) and all books and records pertaining to Seller's employee benefit plans;

         (k)     All employee benefit plans and any assets of any such plans;

         (l) All bank checks, bank accounts, safety deposit boxes, lock boxes and agreements with banks and other financial institutions; and

         (m) All of Seller's rights under this Agreement and any other agreement or instrument delivered by Seller in connection herewith.

          SECTION 2.03. ASSUMPTION OF LIABILITIES. Upon the terms and subject to the conditions of this Agreement, Cambridge hereby assumes and becomes directly and solely responsible for the payment, performance and discharge of the following (collectively, the "Assumed Liabilities):

         (a) All liabilities and obligations to the extent reflected on the Closing Liability List;

         (b) Any liability of Seller for unpaid amounts for charges incurred, goods received, or services rendered to the RPD Business in the ordinary course prior to the Closing;

         (c) All liabilities and obligations arising out of or resulting from any obligation to accept return of, provide refunds for, or to repair, replace, recall or service any RPD Business product produced by Seller before the Closing or produced by Cambridge after the Closing;

         (d) All liabilities and obligations arising out of or resulting from any injury to person or damage to property resulting from RPD Business products produced, or any RPD Business services performed by Cambridge after the Closing;

         (e) All liabilities and obligations arising under or resulting from the performance of or any nonperformance under any Contract or Bid (excluding: (i) the oral understanding described in Section 3.07(a)(ix) of the Seller Disclosure Schedule and (ii) the COBRA obligations described in Section 3.07(a)(v) of the Seller Disclosure Schedule) to the extent occurring after the Closing;

         (f) All liabilities and obligations arising under or resulting from the compliance with or any noncompliance under any Permit to the extent occurring after the Closing, except as otherwise provided in the Ionia Lease as to the Ionia Leased Facility;

         (g) All liabilities and obligations arising out of or resulting from violation of any Applicable Law in the conduct of the RPD Business by Cambridge to the extent occurring after the Closing, except as otherwise provided in the Ionia Lease as to the Ionia Leased Facility; and

         (h) All liabilities and obligations arising out of or resulting from any infringement or other misappropriation of the Intellectual Property rights of third parties in the conduct of the RPD Business by Buyer to the extent occurring after the Closing.

         SECTION 2.04. EXCLUDED LIABILITIES. Except for the Assumed Liabilities Cambridge does not hereby assume, and shall not as a result of the transactions contemplated hereby at any time hereafter become liable for, any liability or obligation of Seller of any nature whatsoever, whether accrued, liquidated, unliquidated, known, unknown or otherwise. Without limiting the foregoing the Excluded Liabilities include the following liabilities and obligations of Seller (other than those which are Assumed Liabilities): (a) any litigation in respect of a liability or obligation of Seller arising from the conduct of the RPD Business by Seller prior to the Closing Time, (b) any liability or obligation of Seller to satisfy customer claim(s) reflected in Account 424 (Allowance for Other Claims and Rebates) of Seller's account(s),
(c) any liability or obligation of Seller under the Environmental Laws in respect of solid waste or Hazardous Materials which have been transported by or on behalf of Seller for offsite disposal, (d) any liability or obligation of Seller for any violation of the Environmental Laws to the extent arising from the operation of the RPD Business by Seller prior to the Closing Time, including, without limitation, in respect of any fine or penalty arising from any permit violation and (e) any liability or obligation arising from an Environmental Claim (collectively, the "Excluded Liabilities").

         SECTION 2.05. CONSENTS TO ASSIGNMENT. The following shall apply to all Contracts, Bids and Permits:

         (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or agreement to assign any Contract, Bid or any Permit (or any rights thereunder) if an attempted assignment thereof, without the consent waiver, confirmation, novation or approval (a "Consent") of a third party thereto, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of Cambridge or Seller thereunder.

         (b) With respect to any such Contract, Bid or Permit, after the Closing, the Seller and Cambridge will use all reasonable good faith efforts to obtain as expeditiously as possible the Consent of the other parties to such item for the assignment thereof to Cambridge or, alternatively, written confirmation from such parties reasonably satisfactory in form and substance to Cambridge and the Seller that such Consent is not required; provided, however, that Seller will not be obligated to pay any consideration therefor or to incur any other obligation in connection therewith.

          (c) To the extent that any such Consent is not obtained, Seller shall, to the extent it may lawfully and without breach do so, use all reasonable efforts to: (i) cooperate with Cambridge in any reasonable arrangement intended to provide to Cambridge the benefits of any such Contract, Bid or Permit and (ii) upon Cambridge's reasonable request enforce for the benefit of Cambridge, any rights of Seller arising from any such Contract, Bid or Permit. Cambridge will reimburse Seller for all reasonable out-of-pocket costs incurred by Seller in using such reasonable efforts under this Section 2.05(c).

         (d)     Provided that Seller has complied with its obligations under
Section 2.05(b) and (c), then, notwithstanding the absence of any such Consents, from and after the Closing, Buyer shall perform all obligations under such Contracts, Bids and Permits on behalf of Seller.


          SECTION 2.06.  PURCHASE PRICE; PAYMENT.

         (a) For purposes of this Agreement, the term "Purchase Price" means:

                 (i) Twenty-Seven Million Five Hundred Sixty Thousand Dollars ($27,560,000);

                 (ii) MINUS Nine Million Dollars ($9,000,000) (the "Estimated Non-Tooling Accounts Receivable Amount");

                 (iii) MINUS the amount that (A) $10,600,000 exceeds (B) Fifteen Million Four Hundred Thousand Dollars ($15,400,000) (the "Estimated Trade Accounts Receivable Amount") less Five Million Two Hundred Thousand ($5,200,000) the ("Estimated Accounts Payable Amount");

                 (iv)     PLUS The Subordinated Note; and

                 (v) PLUS or MINUS the amount of the Adjustment (as defined in Section 2.07).

         For purposes of this Agreement, the "Estimated Cash Purchase Price" shall be the resulting amount of (i) through (iii) above and equals Eighteen Million One Hundred Sixty Thousand Dollars ($18,160,000).

         (b) At the Closing: (i) Cambridge shall pay to Seller by wire transfer the Estimated Cash Purchase Price, and (ii) Parent shall deliver to Seller the Subordinated Note. When finally determined in accordance with
Section 2.07, Cambridge shall pay to Seller or Seller shall pay to Cambridge, as the case may be, the amount of the Adjustment.

         (c) All payments of cash hereunder shall be made by delivery to the payee as follows:

                 (i) Payments under this Agreement in excess of $10,000 shall be made by wire transfer (in immediately available funds) to the account designated by the payee.

                 (ii) In all other cases, the party obligated to make a payment under this Agreement will do so by delivering to the payee a bank cashier's check (in immediately available funds) payable to the order of the payee.

         SECTION 2.07. PURCHASE PRICE ADJUSTMENT. The Adjustment (as defined below) will be determined as follows:

         (a) Cambridge and Seller agree that the Final Cash Purchase Price shall be determined as follows:

                 (i) Twenty-Seven Million Five Hundred Sixty Thousand Dollars ($27,560,000);

                 (ii)     MINUS the Actual Non-Tooling Accounts Receivable
Amount; and

                 (iii) plus any amount that (A) Actual Total Accounts Receivable Amount less Actual Trade Accounts Payable amount exceeds (B) $10,600,000 or minus any that (A) $10,600,000 exceeds (B) the Actual Total Accounts Receivables Amount less the Actual Trade Accounts Payable Amount, as the case may be.

         (b) As promptly as possible following the Closing Time, but in any event within thirty (30) days following the Closing Time, Seller shall prepare and deliver to Cambridge a closing statement (the "Closing Statement") setting forth the Actual Non-Tooling Accounts Receivable Amount, the Actual Total Accounts Receivable Amount and the Actual Trade Accounts Payable Amount (collectively, the "Actual Receivable and Payable Items") as of the Closing
Time.   The Closing Statement shall be prepared in accordance with the GenCorp
Accounting Principles and, to the extent not described in the GenCorp Accounting Principles, in accordance with GAAP consistently applied (for purposes of this Section 2.07 collectively referred to as the "Accounting Principles"). Cambridge shall give Seller access to the data necessary to prepare the Closing Statement and provide Seller with the reasonable assistance of Cambridge's employees in connection therewith. Representatives of Cambridge shall have the right to participate with representatives of Seller in the process of preparing the Closing Statement and shall have access to all data, schedules and work papers used by Seller in preparing the Closing Statement. Cambridge shall have the right to have the Closing Statement audited and Seller shall reasonably cooperate with Cambridge and Cambridge's accountants in conducting such audit.

         (c) The Closing Statement shall become final and binding upon Cambridge unless on or before the (30th) day after Cambridge's receipt of the Closing

Statement Cambridge shall deliver to Seller a written notice of its objection to the amount of any Actual Receivable and Payable Item on the Closing Statement, together with proposed changes thereto and the reasons for such changes; provided, however, that the only objection to the Closing Statement which Cambridge may make is whether the Closing Statement accurately reflects, in accordance with the Accounting Principles used to prepare the Closing Statement, the book value or book amount of the Actual Receivable and Payable Items included thereon. Cambridge may not object to any other matter pertaining to the Closing Statement. All matters on which no notice of objection is given shall be deemed final and binding. In no event may Cambridge submit a notice of objection which suggests a change in the Closing Statement of less than $100,000 in the aggregate.

         (d) If Cambridge issues a notice of objection, Seller and Cambridge shall meet and attempt to resolve the dispute within fifteen (15) days following Cambridge's notice of objection. If the parties resolve all or some of the matters in dispute within such fifteen (15) day period then the parties shall prepare and sign an Adjusted Closing Statement reflecting such agreement which shall be deemed final and binding. As to matters which remain in dispute after such fifteen (15) day period ("Unresolved Matters"), the Closing Statement shall be deemed final unless Cambridge shall within ten (10) days after the end of such fifteen (15) day period request that the Closing Statement be reviewed by the Accounting Firm.

         (e) Cambridge shall give notice of its request for review by the Accounting Firm to Seller in writing and shall within ten (10) days after such notice submit a written statement of its position to the Accounting Firm and to Seller. Seller may within ten (10) days of Cambridge submitting its written statement to the Accounting Firm respond to such written statement with its own written statement. The Accounting Firm shall consider both written statements as it performs its duties. The authority of the Accounting Firm in reviewing the Closing Statement shall be limited to determining whether, as to the Actual Receivable and Payable Items included within the Unresolved Matters, the Closing Statement accurately reflects, in accordance with the Accounting Principles used to prepare the Closing Statement, the book value or book amount of such Actual Receivable and Payable Items. The Accounting Firm shall not have the authority to review or make a determination with respect to any matter except the Actual Receivable and Payable Items included within Unresolved Matters, it being understood that the Accounting Firm shall not be retained to conduct its own independent audit or review, but rather shall be retained only to resolve specific differences between Seller and Cambridge within the range of such difference and consistent with the Accounting Principles. The Accounting Firm may request that each of the parties provide it additional information in connection with its review of the Unresolved Matters. The parties shall require the Accounting Firm to complete its review not later than the thirtieth (30th) day following the submission of the matter to the Accounting Firm. Cambridge and Seller shall bear the fees and expenses of review by the Accounting Firm in the same proportion as the ratio of each parties' position is to the final determination by the Accounting Firm, as determined by the Accounting Firm, whose determination shall be final and binding on the parties.

         (f) The Accounting Firm shall prepare a report of any adjustments to such Actual Receivable and Payable Items it deems necessary so that such Actual Receivable and Payable Items are reflected on the Closing Statement in accordance with the Accounting Principles. Such report shall contain an explanation of any such adjustment and a description of why the Accounting Principles required such adjustment. Promptly after its completion, the Accounting Firm shall provide such report to Seller and Cambridge. Seller shall incorporate all such adjustments into the Closing Statement within fifteen (15) days after receipt of such adjustments, which shall thereupon become the Adjusted Closing Statement and which shall be final and binding upon Cambridge and Seller.

         (g) Within ten (10) days after the date the Closing Statement or the Adjusted Closing Statement becomes final in accordance with this Section
2.07 (such tenth day being referred to herein as the "Settlement Date"), Seller shall pay to Cambridge the amount, if any, by which the Final Cash Purchase Price Capital Amount is less than the Estimated Cash Purchase Price or Cambridge shall pay to Seller the amount, if any, by which the Final Cash Purchase Price is more than the Estimated Cash Purchase Price, together with, in either case, interest from the Closing Time on the amount paid under this
Section 2.07(g) calculated at an annual rate equal to the prime rate as publicly announced by Citibank, N.A., New York, New York as of the Closing Time (any amount so paid under this Section 2.07(h) the "Adjustment").

         SECTION 2.08. PURCHASE PRICE ALLOCATION. Not later than sixty (60) days after the Closing, Cambridge shall provide to the Seller proposed statements (the "Allocation Statements") allocating, in accordance with generally accepted appraisal techniques, the total of the Purchase Price and the Assumed Liabilities pursuant to this Agreement, to the different items of Purchased Assets and to the Seller's obligations hereunder. Cambridge and the Seller agree to negotiate in good faith definitive Allocation Statements within 10 calendar days following the date of delivery of such proposed Allocation Statements.
Any costs or expenses incurred by Cambridge in connection with such Allocation Statements (including appraisal fees) shall be borne by Cambridge. Cambridge and the Seller agree to file all income, franchise and other Tax returns, and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Cambridge shall prepare the Form 8594 under Section 1060 of the Code relating to this transaction based on the Allocation Statements and deliver such Form to the Seller within 30 calendar days after finalization of the Allocation Statements as provided above. Cambridge and the Seller agree to file such Form with each relevant taxing authority, and to refrain from taking any position inconsistent with such Form or Allocation Statements with any taxing authority unless otherwise required by Applicable Law.

         SECTION 2.09.  CLOSING.

         (a) CLOSING. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place simultaneously with the execution and delivery of this Agreement at the offices of Seller, 175 Ghent Road, Fairlawn, Ohio 44333-3300 and/or at such other place as the parties may agree and shall be deemed to have occurred for all purposes under this Agreement as of 11:59 p.m. on the day prior to the date of this Agreement (such time the "Closing Time").

         (b)     CLOSING DELIVERIES.

                 (i) DELIVERIES BY BUYER. At the Closing, Cambridge and/or Parent shall deliver to Seller the following:

                          (A)     By wire transfer in immediately available
funds the sum of Eighteen Million One Hundred Sixty Thousand Dollars ($18,160,000);

                          (B)     The Subordinated Note and Subordinated Note
Credit Agreement;

                          (C)     A copy of resolutions of the Board of
Directors of each Buyer, certified by its Secretary authorizing the negotiation, execution, delivery and performance of this Agreement and all related agreements, documents and certificates;

                          (D)     A Services Agreement covering the production
of sheet molding compound for Buyer (the "SMC Services Agreement");

                          (E)     A side letter with respect to the supply of
in-mold coatings and adhesives to Buyer by Seller (the "IMC Side Letter");

                          (F)     A lease of a portion of the Ionia Facility
(the "Ionia Lease");

      (G) A legal opinion of Jaffe, Raitt, Heuer & Weiss as to authority and enforceability;

                          (H)     The Union Novation Agreements;

                          (I)     Assignment and Assumption of the Rushville
Lease and Shadeland Lease;

                          (J)     Transition Services Agreement.

                          (K)     Offering Side Letter.

                 (ii) DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer the following:

                          (A)     A deed with respect to the Shelbyville Real
Property; provided, however, any and all warranties, expressed or implied, from the use of the words "grant" or "convey" in the deeds are hereby disclaimed and excluded.

                          (B)     A Patent Assignment for the Patents.

                          (C)     A copy of resolutions of the Board of
Directors of Seller, certified by its Secretary authorizing the negotiation, execution, delivery and performance of this Agreement and all related agreements, documents and certificates;

                          (D)     The SMC Services Agreement;

                          (E)     The IMC Side Letter;

                          (F)     The Ionia Lease;

                          (G)     A legal opinion of C. R. Ennis as to
authority and enforceability;

                          (H)     The Union Novation Agreements;

                          (I)     A Bill of Sale and Assignment of Intangibles;

                          (J)     Assignment and Assumption of the Rushville
Lease and Shadeland Lease;

                          (K)     A Responsible Party Transfer form with
respect to the Shelbyville Real Property;

                          (L)     Transition Services Agreement;

                          (M)     MESC Form;

                          (N)     Consent and Estoppel Certificates relating to
Leased Real Property; and

                          (O)     Offering Side Letter.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

          Except as otherwise set forth on the Seller Disclosure Schedule, Seller hereby represents and warrants to each Buyer as follows as of the date hereof:

          SECTION 3.01. ORGANIZATION AND EXISTENCE. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio and has all corporate power and authority to own and operate its properties and to carry on the RPD Business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary to carry on the RPD Business as now conducted.

          SECTION 3.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by Seller of this Agreement and each other agreement or instrument executed and delivered or to be executed and delivered by Seller pursuant to this Agreement and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by Seller pursuant to this Agreement constitutes or will constitute, a legal, valid and binding obligation of Seller enforceable against the Seller in accordance with its terms.

         SECTION 3.03. AUTHORIZATION. Except as set forth in Section 3.03 of the Seller Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

         (a) compliance with any applicable requirements of any Antitrust Laws (including the HSR Act); and

         (b)     any actions, consents, approvals or filings otherwise
expressly     referred to in this Agreement (including the Seller Disclosure
Schedule).

         SECTION 3.04. NON-CONTRAVENTION. Except as set forth in Section 3.04 of the Seller Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

         (a) conflict with the Articles of Incorporation or Code of Regulations of the Seller;

         (b)     assuming compliance with the matters referred to in Section
3.03 conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the RPD Business.

         (c) conflict with or result in the breach of any material agreement or instrument to which Seller is a party or by which it is bound or constitute a default thereunder which would result in the Purchased Assets being subject to a lien or other encumbrance.

         SECTION 3.05.  PROPERTIES.

         (a) Except as set forth in Section 3.05 of the Seller Disclosure Schedule, the Seller owns the Equipment, the Marion RPD Equipment, the Farmington Hills RPD Equipment, the Inventory, the Marion RPD Inventory, and the Tooling Receivables free and clear of all liens and encumbrances except for: (i) Permitted Liens, and (ii) liens and encumbrances to secure the payment of liabilities reflected on the Closing Liability List.

         (b) Section 3.05 of the Seller Disclosure Schedule sets forth a true and complete list of all real property owned by the Seller that is Attributable to the RPD Business.

         (c) Except for the Excluded Assets, the Contracts, Bids and Permits described in Section 2.05(a), and as set forth in Section 3.05(c) of the Seller Disclosure Schedule, the Purchased Assets, together with the SMC Services Agreement and the IMC Side Letter, constitute or provide Cambridge with access to (subject to the terms of such Agreements), all of the real property, tangible personal property and Intellectual Property owned by Seller and used or held for use by Seller in the operation of the RPD Business immediately prior to the Closing.

         (d) To Seller's knowledge, and taking into account age, ordinary wear and tear and current business requirements, the Equipment currently being operated by Seller in the conduct of the RPD Business requires no major repairs. Section 3.05 of the Seller Disclosure Schedule lists any corrective action required as a result of an inspection by OSHA, IOSHA or MIOSHA of the Shelbyville, Shadeland, Rushville or Ionia Leased Facility which has not been completed by Seller.

         SECTION 3.06.  LITIGATION.   Except as disclosed in Section 3.06 of
the Seller Disclosure Schedule:

         (a) there are no actions, suits, or proceedings by any Governmental Authority or any other Person pending or, to the knowledge of Seller, threatened against Seller in respect of the RPD Business;

         (b) there are no existing orders, judgments or decrees (other than those of general application) of any Governmental Authority adversely affecting the RPD Business; and

         (c) there are no actions, suits or proceedings by any Governmental Authority or any other Person pending or, to the knowledge of Seller, threatened against Seller which are reasonably likely to adversely affect Seller's ability to perform its obligations hereunder or which seek to enjoin the transactions contemplated by this Agreement.

         SECTION 3.07.  MATERIAL CONTRACTS.

         (a) Section 3.07 of the Seller Disclosure Schedule identifies by date and the parties thereto the following (collectively, the "Scheduled Contracts"):

                 (i) each executory agreement between the Seller and any customer of the RPD Business for a dollar volume of purchases of products or services from the RPD Business which (together with all prior purchases under such agreement) is reasonably expected to exceed $250,000;

                 (ii) each executory agreement between the Seller and any supplier of products or services to the RPD Business for a dollar volume of sales to the RPD Business which (together with all prior sales under such agreement) is reasonably expected to exceed $250,000;

                 (iii) all leases of real property which are Attributable to the RPD Business;

                 (iv) all leases of tangible personal property Attributable to the RPD Business with annual lease payments in excess of $20,000;

                 (v)      oral or written contracts with employees of the RPD
Business;

                 (vi) manufacturers' representative agreements Attributable to the RPD Business;

                 (vii) agreements for the license of or requiring the payment of royalties with respect to Intellectual Property Attributable to the RPD Business;

                 (viii) consulting agreements Attributable to the RPD Business; and

                 (ix) any contract Attributable to the RPD Business not listed in (i) through (viii) above which requires future expenditure of more than $500,000, excluding any such contract which may be terminated without material penalty.

         (b) Except as disclosed in Section 3.07 of the Seller Disclosure Schedule neither Seller nor, to Seller's knowledge, any other party to any Scheduled Contract is in material default or has failed to perform any material obligation thereunder.

         SECTION 3.08.  COMPLIANCE WITH LAWS.   To the knowledge of Seller,
except as set forth in Section 3.08 of the Seller Disclosure Schedule, the operation of the RPD Business as presently conducted by Seller does not violate, in any material respect, any Applicable Law.

         SECTION 3.09.  PERMITS

         (a) Section 3.09 of the Seller Disclosure Schedule lists all material licenses, permits and authorizations issued by a Governmental Authority which are used or held for use by Seller with respect to the RPD Business (the "Scheduled Permits").

         (b) Except as set forth in Section 3.09 of the Seller Disclosure Schedule, each Scheduled Permit is valid and in full force and effect.

         (c) Except as set forth in Section 3.09 of the Seller Disclosure Schedule, there is no pending, or to the knowledge of Seller, threatened proceeding by any Governmental Authority to cancel, modify or fail to renew any Scheduled Permit.

         (d) Except as set forth in Section 3.09 of the Seller Disclosure Schedule, the Scheduled Permits represent all material licenses, permits and authorizations of Governmental Authorities necessary to conduct the RPD Business as currently conducted.

         SECTION 3.10.  LABOR AND EMPLOYMENT MATTERS.  Except as set forth in
Section 3.10 of the Seller Disclosure Schedule:

         (a) Section 3.10 of the Seller Disclosure Schedule lists all employees of the RPD Business.

         (b) Section 3.10 of the Seller Disclosure Schedule lists each "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, each "employee welfare benefit plan", as such term is defined in Section 3(1) of ERISA, and each compensation, vacation, insurance, disability, severance, or other plan providing employee benefits maintained by the Seller in which any employees of the RPD Business participate (collectively, the "Plans"). Seller has provided Buyer true and correct copies of all current material documents relating to the employee benefit plans listed in Section
3.10 of the Seller Disclosure Schedule, including, but not limited to, with respect the employee benefit plans covering the union employees of the RPD
Business: (i) current plan documents; (ii) current trust documents; (iii) current summary plan descriptions; (iv) the most recent financial statements;
(v) the most recent actuarial valuation for the pension plan; (vi) the most recent annual report; (vii) all Internal Revenue Service Rulings, if any; and
(viii) the most recent Internal Revenue Service determination letter. The defined benefit plans included within the Union contracts are not multi-employer plans as defined in Section 3(37) of ERISA.

         (c) Section 3.10 of the Seller Disclosure Schedule lists each collective bargaining agreement respecting employees of the RPD Business which is binding on the Seller. Except as set forth in Section 3.10 of the Seller Disclosure
Schedule: (i) there is no labor strike, slowdown or stoppage pending or, to Seller's knowledge, threatened by employees of the RPD Business; and (ii) no grievance or arbitration proceeding under any collective bargaining agreement applicable to the RPD Business is pending or, to the knowledge of Seller, threatened.

         (d) Except as provided in Section 3.10 of the Seller Disclosure Schedule, there are no severance payments which could become payable by Buyer under the terms of any oral or written agreement or commitment between Seller and any employee of Seller.

         SECTION 3.11.  INTELLECTUAL PROPERTY.

         (a)     Except as set forth in Section 3.11 of the Seller Disclosure
Schedule:

                 (i) The Patents constitute all patents and patent applications owned by Seller which are solely and exclusively useful in the RPD Business;

                 (ii) There are no registered trademarks or trademark registration applications owned by Seller which are solely and exclusively useful in the RPD Business.

         (b) Except as set forth in Section 3.11 of the Seller Disclosure Schedule the Seller has not, during the two years preceding the date of this Agreement, been a party to any action, claim or proceeding, that involved a claim by any Person that the conduct of the RPD Business by Seller infringes on the Intellectual Property rights of any Person and, to Seller's knowledge, no such action, claim or proceeding has been threatened against Seller.

         (c) To the knowledge of Seller, no Person is infringing on the RPD Intellectual Property and the use by Seller of the RPD Intellectual Property does not infringe upon the Intellectual Property rights of any other Person.

         SECTION 3.12. FEES AND COMMISSIONS. No agent, broker, investment banker, person or firm acting on behalf of under the authority of Seller is or will be entitled to any broker's, finder's or investment banker's fees or any other commission or similar fee directly or indirectly in connection with the transactions contemplated hereby, and no such fees are or will be chargeable to or for the account of Buyer nor have or will any such fees be paid or payable out of or in any manner constitute a lien or charge against the Purchased Assets.

         SECTION 3.13. INVESTMENT INTENT. Seller is acquiring the Subordinated Note for investment solely for the account of Seller and not with a view to or for resale in connection with the distribution or other disposition thereof in violation of the Securities Act.

         SECTION 3.14. ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as set forth in Section 3.14 of the Seller Disclosure Schedule and, other than in the ordinary course of business, since November 30, 1995 Seller has not:

         (a) made or incurred any capital expenditures in excess of $100,000 in any one transaction or series of related transactions for the RPD Business;

         (b) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable or to become payable to any RPD Business employee;

         (c) sold or transferred any of the assets Attributable to the RPD Business;

         (d)     terminated or materially amended any Scheduled Contract;

         (e) incurred or guaranteed any loan which would become a liability or obligation of Buyer;

         (f) subjected any of the Purchased Assets to any mortgage, pledge, lien or other material encumbrance which would become a liability or obligation of Buyer; or

         (g) entered into any agreement or commitment (other than this Agreement or any arrangement provided for or contemplated in this Agreement) to take any of the types of action which would be required to be disclosed under subsections (a) through (f) of this Section 3.14.

         SECTION 3.15.    REAL PROPERTY OWNED.  Except as set forth in Section
3.15 of the Seller Disclosure Schedule:

         (a) Other than the Shelbyville Real Property and Ionia Facility, Seller owns no real property Attributable to the RPD Business. Section 3.15 of the Seller Disclosure Schedule contains a true and accurate legal description of the Shelbyville Real Property. Seller has fee simple title to the Shelbyville Real Property free and clear of all mortgages, liens, encumbrances, encroachments, easements, restrictions, reservations and tenancies other than the Permitted Liens.

         (b) There is no pending or, to Seller's knowledge, threatened condemnation or eminent domain proceeding with respect to the Shelbyville Real Property.

         (c) Except for the Permitted Liens: (i) there are no real property taxes or special assessments (other than ordinary real estate taxes) pending or
payable against the Shelbyville Real Property (ii)   to Seller's knowledge
there are no contingencies existing under which any assessment for real estate taxes may be retroactively filed against the Shelbyville Real Property; (iii) to Seller's knowledge there are no proposed special real property taxes or assessments that may be assessed against the Shelbyville Real Property or any part thereof; (iv) there are no penalties due with respect to real estate taxes and/or assessments in respect of the Shelbyville Real Property, and all real estate taxes and/or assessments which are due and payable with respect to the Shelbyville Real Property have been paid in full; and (v) there are no taxes, permit fees or connection fees which must be paid respecting existing curb cuts, sewer hookups, water-main hookups or services of a like nature in respect of the Shelbyville Real Property.

         (d) Except as set forth on Schedule 3.15, to Seller's knowledge, and taking into account age and ordinary wear and tear, the structural components of the buildings located at the Shelbyville Facility require no major repairs.

         SECTION 3.16. REAL PROPERTY LEASED. Section 3.16 of the Seller Disclosure Schedule lists and briefly describes all real properties leased or subleased to Seller for use solely in connection with the RPD Business (the "Leases"). Seller has delivered to Buyer correct and complete copies of the Leases. With respect to each such Lease:

         (a) to Seller's knowledge, each Lease is legal, valid, binding, enforceable and in full force and effect except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity);

         (b) to Seller's knowledge, each Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing except to the extent such terms are changed in connection with the transactions contemplated hereby and except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity);

         (c) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

         SECTION 3.17. INSURANCE. Section 3.17 of the Seller Disclosure Schedule contains loss runs for the last five years setting forth all property, general and products liability and workers compensation claim activity against the RPD Business, including the date and place of the occurrence, claimant's name, reserves, amounts paid, and whether the claim is open or closed. Except as set forth in Section 3.17 of the Seller Disclosure Schedule, Seller knows of no occurrence or event which could reasonably be expected to result in the claim against it of the type covered by general or product liability insurance.

         SECTION 3.18. ENVIRONMENTAL MATTERS. Except as set forth in the Environmental Reports or Section 3.18 to the Seller Disclosure Schedule, to Seller's knowledge:

         (a) There are no pending proceedings or claims, and Seller does not have any information which reasonably indicates that Seller will be receiving notice of proceedings or claims, arising, in either case, from: (i) alleged violations by the

Seller of any Environmental Laws in respect of the conduct by it of the RPD Business, or (ii) the presence, discharge, release or disposal of Hazardous Materials in the soil or ground water of the Shelbyville Real Property or Leased Property;

         (b) Seller has not received notice under the Environmental Laws as a potentially responsible party ("PRP") for any facility, site or location in respect of the conduct by it of the RPD Business;

         (c) Seller is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the requirements of Environmental Laws in respect of the conduct by it of the RPD Business as currently conducted, except where such noncompliance would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the RPD Business, taken as a whole;

         (d) Seller has timely filed all notices, reports and other submissions required under all Environmental Laws in respect of the conduct by it of the RPD Business, except for such notices, reports or other submissions with respect to which the failure to so file would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the RPD Business taken as a whole;

         (e) Seller has been issued in respect of its current conduct of the RPD Business all permits, certificates, approvals, licenses and other authorizations required under all Environmental Laws and is, in respect of the current conduct by it of the RPD Business, in compliance therewith except for such permits and other authorizations with respect to which the failure to obtain or to comply with would not have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the RPD Business, taken as a whole;

         (f) There is no contamination in soils or groundwater of or beneath the Shelbyville Real Property or Leased Property above levels that exceed remediation standards based on regulations, guidance or risk-based criteria warranting studies or remediation or both which would have any reasonable likelihood, singly or in the aggregate, of materially adversely affecting the financial condition, operations, assets, business or properties of the RPD Business, taken as a whole;

         (g) There have not been and there are no underground storage tanks, active or abandoned, on or under the Shelbyville Real Property or the Leased Property;

         (h) There are no written environmental investigations, audits, reviews or assessments prepared by Seller in respect of the Shelbyville Real Property or Leased Property which have not been provided or made available to Buyer.

         SECTION 3.19.  FINANCIAL.  The financial statements described in
Section 3.19 of the Seller Disclosure Schedule were prepared in accordance with the GenCorp Accounting Principles, and, to the extent not described in the GenCorp Accounting Principles, in accordance with GAAP, consistently applied, and fairly present the income statement and balance sheet for Seller's Reinforced Plastics Division taken as a whole.

         SECTION 3.20. TAXES. Seller represents to Buyer that, with respect to the RPD Business, it is not a party to any agreement with any other person regarding allocation or payment of Taxes or amounts in lieu of Taxes which would have a material adverse effect on the Purchased Assets or the RPD Business.

         SECTION 3.21. TOOLING RECEIVABLES. The Tooling Receivables arose in the ordinary course of the RPD Business and have been accounted for consistent with GenCorp's Accounting Principles.

         SECTION 3.22. INSPECTIONS; LIMITATION OF SELLER'S WARRANTIES. Seller is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement. Seller acknowledges that, except for the representations and warranties expressly set forth herein, neither Buyer nor any Affiliate of Buyer makes any, and does hereby disclaim all, representations or warranties, express or implied, including, without limitation, any warranty of merchantability or fitness for a particular purpose. In furtherance of the foregoing, and not in limitation thereof, Seller acknowledges that no representation or warranty, express or implied, has been made by the Buyer or any of its Affiliates, with respect to any financial projection or forecast delivered to

Seller with respect to the revenues or profitability which may arise from the operation of the Buyer's business after the Closing Time. With respect to any projection or forecast delivered by or on behalf of Buyer to Seller, Seller acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and (ii) it is familiar with such uncertainties.



                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                  -------------------------------------------

          Except as set forth on the Buyer Disclosure Schedule, the Parent and Cambridge hereby jointly and severally represent and warrant to Seller as follows as of the date hereof:

          SECTION 4.01. ORGANIZATION AND EXISTENCE. Each Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own and operate its properties and to carry on its business as now conducted. Each Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary to carry on its business as now conducted.

         SECTION 4.02. CORPORATE AUTHORIZATION. The execution, delivery and performance by each Buyer of this Agreement each other agreement or instrument executed and delivered or to be executed and delivered by each Buyer pursuant to this Agreement and the consummation by each Buyer of the transactions contemplated hereby and thereby are within the corporate powers of each Buyer, and have been duly authorized by all necessary corporate action on the part of each Buyer. This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by a Buyer pursuant to this Agreement constitutes or will constitute, a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms.

         SECTION 4.03. ORGANIZATION AND GOOD STANDING OF COMPANY SUBSIDIARIES. Section 4.03 of the Buyer Disclosure Schedule lists all Subsidiaries of Parent and the respective jurisdictions of incorporation (collectively, the "Company Subsidiaries" and individually a "Company Subsidiary"). Except as set forth in
Section 4.03 of the Buyer Disclosure Schedule, Parent owns, directly or indirectly, all the shares of outstanding capital stock of each Company Subsidiary.

         SECTION 4.04. AUTHORIZATION. The execution, delivery and performance by each Buyer of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

         (a) compliance with any applicable requirements of any Antitrust Laws (including the HSR Act); and

         (b)     any actions, consents, approvals or filings otherwise
expressly     referred to in this Agreement (including the Buyer Disclosure
Schedule).

         SECTION 4.05. NON-CONTRAVENTION. Except as set forth in Section 4.05 of the Buyer Disclosure Schedule, the execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Subordinated Note and the Subordinated Note Credit Agreement) do not and will not:

         (a) contravene or conflict with its Certificate of Incorporation and Bylaws;

         (b)     assuming compliance with the matters referred to in Section
4.04 contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the its business; or

         (c) conflict with or contravene any mortgage, note, indenture, deed of trust, lease, loan agreement, warrant, registration rights agreement or other agreement or instrument of Parent or any Company Subsidiary.

         SECTION 4.06.  LITIGATION.   Except as disclosed in Section 4.06 of
the Buyer Disclosure Schedule:

         (a) there are no actions, suits, or proceedings by any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the knowledge of either Buyer, threatened against a Buyer;

         (b) there are no existing orders, judgments or decrees (other than those of general application) of any Governmental Authority adversely affecting a Buyer; and

         (c) there are no actions, suits or proceedings by any Governmental Authority or any other Person pending or, to the knowledge of either Buyer, threatened against a Buyer which are reasonably likely to adversely effect a Buyer's ability to perform its obligations hereunder or which seek to enjoin the transactions contemplated by this Agreement.

         SECTION 4.07.  COMPLIANCE WITH LAWS.   To the knowledge of Buyer,
except as set forth in Section 4.07 of the Buyer Disclosure Schedule, the operation by each Buyer of its business as presently conducted by it does not violate, in any material respect, any Applicable Law.

         SECTION 4.08. SUBORDINATED DEBT. The Subordinated Note and the Subordinated Note Credit Agreement have been duly authorized by all necessary corporate action. At the Closing Seller will receive valid title to the Subordinated Note free and clear of any claim, lien, security interest or other encumbrance.

         SECTION 4.09.  OFFERING OF SECURITIES.  Except as set forth in Section
4.09 of the Buyer Disclosure Schedule, neither Parent nor any Person acting on its behalf has offered the Subordinated Note or any similar securities of the Company for sale to, solicited any offers to buy any of the Subordinated Note or any similar securities of the Company from or otherwise approached or negotiated with respect to any of the Subordinated Note or any similar securities of the Company with any Person other than Seller. Neither Parent nor any Person acting on its behalf has taken or will take any action (including without limitation any offering of any securities of Parent under circumstances which would require the integration of such offering with the offering of any of the Subordinated Note under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Subordinated Note to the registration requirements of the Securities Act. The offer, sale and issuance of the Subordinated Note by the Company under this Agreement will not violate the Securities Act, the Exchange Act or any applicable state securities or "blue sky" laws.

         SECTION 4.10.  FEES AND COMMISSION.  Except as set forth in Section
4.10 of the Buyer Disclosure Schedule, no agent, broker, investment banker, person or firm acting on behalf of under the authority of Buyer is or will be entitled to any broker's, finder's or investment banker's fees or any other commission or similar fee directly or indirectly in connection with the transactions contemplated hereby and no such fees are or will be chargeable to or for the account of Buyer.

         SECTION 4.11. FINANCIAL STATEMENTS. Parent has previously delivered to Seller copies of (a) the consolidated balance sheet of the Parent and the Company Subsidiaries as of December 31 for the fiscal years 1995 and 1994, and the related consolidated statements of operations, statements of stockholders' equity and cash flows for the fiscal years 1993 through 1995 (subject to auditor's adjustment), accompanied for the 1994 fiscal year by the audit report of Deloitte & Touche, independent public accountants and, for the 1993 fiscal year by the audit reports of Arthur Anderson and Welsh Simko, independent public accountants and (b) the unaudited consolidated balance sheet of the Parent and the Company Subsidiaries as of January 31, 1996 and the related unaudited consolidated statement of operations, statements of stockholders' equity and cash flows for the one month period then ended. All of such financial statements fairly present the consolidated financial position of the Parent and the Company Subsidiaries as of the dates shown and the results of the consolidated operations, statements of stockholders' equity and cash flows of the Parent and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, in each case subject, as to interim statements, to changes resulting from year-end adjustments (none of which will be material in amount and effect). All of such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto, and Parent and the Company Subsidiaries have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not fully reflected or reserved against in the balance sheet as of December 31, 1994 included in such financial statements, except for liabilities that may have arisen in the ordinary and usual course of business and consistent with past practice and that, individually or in aggregate, do not have and could not reasonably be expected to have a material adverse effect on the financial condition of the Parent and Company Subsidiaries taken as a whole.

         SECTION 4.12. INSPECTIONS; LIMITATION OF SELLER'S WARRANTIES. Each Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement.
Each Buyer acknowledges that, except for the representations and warranties expressly set forth herein, neither Seller nor any Affiliate of Seller makes any, and does hereby disclaim all, representations or warranties, express or implied, including, without limitation, any warranty of merchantability or fitness for a particular purpose. In furtherance of the foregoing, and not in limitation thereof, each Buyer acknowledges that no representation or warranty, express or implied, has been made by the Seller or any of its Affiliates, with respect to: (i) any information provided to the Buyer pursuant to the Confidentiality Agreement or (ii) any financial projection or forecast delivered to a Buyer with respect to the revenues or profitability which may arise from the operation of the RPD Business after the Closing Time. With respect to any projection or forecast delivered by or on behalf of the Seller to a Buyer, each Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and (ii) it is familiar with such uncertainties.


                                   ARTICLE V

                            COVENANTS OF THE SELLER
                            -----------------------

         The Seller agrees that:

         SECTION 5.01. FURTHER CONVEYANCES. After the Closing, Seller will execute and deliver to Cambridge (or cause to be executed and delivered to Cambridge), such additional instruments of conveyance, and Seller shall take such other and further actions as Cambridge may reasonably request and which are ordinarily provided by a seller, more completely to sell, transfer, and assign to Cambridge and vest in Cambridge such title to the Purchased Assets as is provided for in this Agreement.

         SECTION 5.02. NON-COMPETE. For a period of three (3) years after the Closing Time neither Seller nor any Affiliate of Seller will own, manage, operate or control, anywhere within the United States any business engaged in compression molding of sheet mold compound for automotive, truck and industrial applications provided, however, nothing in this Section 5.02 shall preclude Seller or any Affiliate of Seller from: acquiring any entity or business which includes operations which engage in such business so long as Seller divests such business within one year after the date of such acquisition. Prior to divesting any such business, Seller shall notify Cambridge of its intent to so divest and Cambridge shall have a period of thirty (30) days to make an offer to purchase such business from Seller.

         SECTION 5.03. NON-SOLICITATION OF EMPLOYEES. Seller shall not, for a period of one (1) year from and after the Closing Time, directly or indirectly or through any Affiliate, employ or attempt to induce any person who is during such period in the employ of Cambridge to leave the employ of Cambridge or any subsidiary of Cambridge.

         SECTION 5.04. TAXES. Seller will be responsible for the preparation and filing of all Tax returns for Seller for all periods as to which Tax returns are due after the Closing Time (including the consolidated, unitary, and combined Tax returns for Seller which include the operations of the RPD Business for any period ending on or before the Closing Time). Seller will make all payments required with respect to any such Tax returns.



                                   ARTICLE VI

                             COVENANTS OF THE BUYER
                             ----------------------

         The Buyer agrees that:

         SECTION 6.01.   GENCORP NAME.

         (a) Except as otherwise permitted by Sections 6.01(b) and (c), Buyer will discontinue the use of, and delete, paint over or otherwise strike or remove from any Purchased Assets any names, logos and designs which identify GenCorp as promptly as reasonably practical after the Closing.

         (b) Buyer shall have the right to continue to use the trademark "GenCorp" (i) on inventory existing on the Closing Date until the depletion of such inventory, (ii) on packaging materials existing on the Closing Date for a period of six (6) months after the Closing Date, (iii) on patterns, molds and tools existing on the Closing Date for a period of twelve (12) months after the Closing Date, and (iv) on inventory manufactured by Buyer within a period of twelve (12) months after the Closing Date from patterns, molds and tools existing on the Closing Date which contain such trademark.

         (c) Buyer shall delete the trademark "GenCorp" from all sales aids and sales literature sold hereunder within a reasonable period after the Closing Date, but in no event later than six (6) months after the Closing Date. Such sales aids and sales literature which bear the trademarks of "GenCorp" which are used by Buyer must state on the face thereof that the RPD Business is now owned by Buyer.

         SECTION 6.02. VACATION OF SHARED FACILITY. Buyer will, within thirty (30) days after the Closing, vacate the Farmington Hills Facility and the "A" building to be razed at Seller's Ionia Facility and remove all Purchased Assets. Buyer will promptly restore and repair, at its sole expense, any damage done by the Buyer in vacating the Farmington Hills Facility and removing such Purchased Assets.

         SECTION 6.03. VACATION OF MARION FACILITY. Buyer will in accordance with this Section 6.03, within one year after the Closing and at its sole cost, risk and expense, remove all RPD Marion Equipment and any other property of Buyer from the Marion Facility.

         (a) Any RPD Marion Equipment property which is affixed to the Marion Facility or any Marion Facility building system is collectively referred to herein as the "Equipment". The removal of the Equipment from the Marion Facility is hereinafter referred to as the "Equipment Removal". Buyer shall not, in connection with the Equipment Removal, engage in any other activities at the Marion Facility including, without limitation, any cleaning or rebuilding of any Equipment except for normal shut-down procedures necessary to move the Equipment as reasonably agreed upon by Buyer and Seller.

         (b) Prior to commencing the Equipment Removal Buyer shall submit to Seller and obtain Seller's approval (which approval shall not be unreasonably withheld) of a reasonably detailed written plan for the Equipment Removal. Such plan shall provide: (1) a schedule for the Equipment Removal;
(2) a general description of the manner in which the Equipment will be removed from the Marion Facility; (3) a list of the contractors and other third parties to be used by Buyer in performing the Equipment Removal; (4) a description of all licenses, permits and other governmental approvals required by Applicable Law to be obtained in connection with the Equipment Removal; (5) such other information pertaining to the Equipment Removal as Seller may reasonably request (such plan, the "Approved Plan"). The Equipment Removal shall be undertaken in a manner which will not effect the structural integrity of the Marion Facility. If Seller reasonably determines that any of the Equipment Removal may affect the structural integrity of the Marion Facility, then Buyer shall obtain if requested by Seller, appropriate architectural and/or engineering certificates that the affected building remains in compliance with Applicable Law and applicable safety standards. Buyer shall be solely responsible for planning and implementing the Equipment Removal and Seller's review and approval of the Approved Plan shall not in any manner relieve Buyer of or transfer to Seller any risk, liability or obligation in respect of the Equipment Removal, which risks, liabilities and obligations shall at all times remain solely with Buyer.

         (c) Buyer shall give Seller ten days advance written notice of its intention to commence the removal of any items of Equipment. Such notice shall specify the Equipment to be removed, the dates and times at which such removal will commence and the dates and times at which such removal is estimated to be completed.

         (d) Buyer shall at its sole risk, cost and expense: (1) conduct the Equipment Removal in a manner which: will not unreasonably interfere with the Seller's activities at the Marion Facility and, will minimize any damage to the Marion Facility; (2) conduct the Equipment Removal in a safe and workmanlike manner using due care and in accordance with all Applicable Laws and the Approved Plan; (3) obtain all licenses, permits and other governmental approvals required by Applicable Law in connection with the Equipment Removal prior to undertaking the Equipment Removal and maintain in force and comply with such licenses, permits and approvals to the extent required by Applicable Law including, without limitation, any license, permit or approval which may be required to perform any "demolition" or its functional equivalent under Applicable Law; (4) maintain any Equipment Removal work site in a safe condition; and (5) engage contractors that have the equipment, skill and experience necessary to perform the Equipment Removal in accordance with accepted standards of industrial practice and who possess all licenses, permits and approvals required by Applicable Law.

   (e) Buyer shall promptly (and in any event within 20 business days) after each Equipment Removal, and at its sole cost and expense, remove from the
Marion Facility any debris resulting from the Equipment Removal and commence and diligently prosecute the repair or replacement in a good and workmanlike manner using first quality materials any loss or damage to the Marion Facility resulting from the Equipment Removal, including, without limitation, by:
filling in and leveling all holes in floors; patching all roofs, ceilings and walls; repairing, replacing, rewiring, replumbing or rerouting all building system wires, pipes, ducts and other items so that all building systems perform in substantially the same manner as prior to any such damage or loss. Without limiting the foregoing sentence, such repairs and replacements will, at a minimum, include such repairs and replacements as are necessary: (1) to prevent any additional damage or loss to the Marion Facility, (2) to eliminate a risk to health or safety, and (3) to correct any violations Applicable Law resulting from the Equipment Removal.

         SECTION 6.04. NON-SOLICITATION OF EMPLOYEES. Buyer shall not for a period of one year from and after the Closing, directly or indirectly or through any Affiliate, employ or attempt to induce any person who is during such period in the employ of the Seller to leave the employ of Seller; provided that the foregoing restriction shall not apply to any RPD Business employee at the Marion Facility.

         SECTION 6.05. TITLE INSURANCE. At the Closing Buyer shall obtain, at its expense, an ALTA Extended Coverage Owner's Policy of Title Insurance in an amount not less than the fair market value of the Shelbyville Facility, naming Buyer as an insured and covering the Shelbyville Facility (the "Title Policy") from Lawyers Title Company (the "Title Company"). Buyer covenants and agrees that prior to making an Indemnification Claim against Seller in respect of any Title Matter it will exhaust its remedies against the Title Company under the Title Policy in respect of such Title Matters. Seller shall not be liable to or through Buyer and Buyer shall not assert against Seller and hereby waives any and all claims against Seller in respect of any Title Matter to the extent covered by the Title Policy.

         SECTION 6.06. ENVIRONMENTAL REPORTS. Buyer will file in respect of the Shadeland, Rushville, Shelbyville and Ionia Facilities with respect to the 1995 calendar year the following: SARA 312 (Tier 2), SARA 313 (Form R), Biennial Waste Report, and State Air Emissions Summary, in each case as required by Applicable Law.

         SECTION 6.07 INVESTIGATION LIMITATION. Buyer will not do any investigation or testing of soil or groundwater at the Shadeland Facility or Rushville Facility or take any other action to solicit, promote, or encourage the making of any Environmental Claim or which is otherwise reasonably likely to result in an Environmental Claim being made.

         SECTION 6.08 RUSHVILLE LEASE TERMINATION. Within ninety (90) days after the Closing, Cambridge shall, at its sole cost and expense, permanently cease all operations at the Rushville Facility, vacate the Rushville Facility, remove all of its assets and property from the Rushville Facility and terminate the Rushville Lease.



                                  ARTICLE VII

                           COVENANTS OF BOTH PARTIES
                           -------------------------

         The parties agree that:

         SECTION 7.01.  ADMINISTRATION OF ACCOUNTS.

         (a) All payments and reimbursements made in the ordinary course by any third party in the name of or to the Seller in connection with or arising out of the Purchased Assets or the Assumed Liabilities, received after the Closing Time shall be held by the Seller in trust for the benefit of the Buyer and, immediately upon receipt by the Seller of any such payment or reimbursement, the Seller shall pay over to the Buyer the amount of such payment or reimbursement without right of set-off.

         (b) All payments and reimbursements made in the ordinary course by any third party in the name of or to the Buyer in connection with or arising out of Excluded Assets or the Excluded Liabilities, received after the Closing Time shall be held by the Buyer in trust for the benefit of the Seller and, immediately upon receipt by the Buyer of any such payment or reimbursement, the Buyer shall pay over to the Seller the amount of such payment or reimbursement without right of set-off.

         SECTION 7.02. TRANSFER TAXES. All transfer, documentary, sales, and other similar Taxes ("Transfer Taxes") incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller. The Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such Transfer Tax laws.

         SECTION 7.03. ACCESS TO FORMER BUSINESS RECORDS. For a period of seven (7) years after the Closing Time, or until any audits of Seller's tax returns relating to periods prior to or including the Closing Time are completed, whichever occurs later, Buyer will retain all business records constituting part of the Purchased Assets. During such period, Buyer will afford duly authorized representatives of Seller free and full access to all of such records and will permit such representatives, at Seller's expense, to make abstracts from, or to take copies of any of such records, or to obtain temporary possession of any thereof as may be reasonably required by Seller. For a like period, Seller will retain all business records related to the RPD Business which constitutes part of the Excluded Assets. During such period, Seller will afford duly authorized representatives of Buyer free and full access to all of such records and will permit such representatives, at Buyer's expense, to make abstracts from, or to take copies of any of such records, or to obtain temporary possession of any thereof as may be reasonably required by Buyer.

         SECTION 7.04. ACCESS TO FORMER EMPLOYEES. After the Closing, each of Buyer and Seller will cooperate with the other, and cause its employees to cooperate with the other, in furnishing information, evidence, testimony, and other assistance as may be reasonably requested by the other party in connection with any action, proceeding, or investigation by a third party relating to the RPD Business. The party requesting such assistance will pay or reimburse the other party for all reasonable out-of-pocket expenses incurred by the party providing such assistance in connection therewith, including, without limitation, all travel, lodging, and meal expenses.

         SECTION 7.05. INVENTORY. Buyer shall, after the Closing Time, use efforts consistent with the efforts used by Buyer in the use and sale of its own inventory, to use or sell the inventory of the RPD Business being sold by Seller to Buyer hereunder. For purposes of this Section 7.05 all such inventory shall be deemed to be used or sold to the extent that Buyer uses or sells any inventory not sold to Buyer hereunder which is substitutable for the inventory sold to Buyer hereunder except to the extent such substitution is required because such inventory was at the Closing

Time damaged, deteriorated or obsolete. To the extent that all such inventory is not used or sold or deemed used or sold by Buyer within twelve (12) months after the Closing Time (such inventory, the "Unsold Inventory"), it shall be repurchased by Seller as provided in this Section 7.05. Buyer shall furnish Seller with a schedule of the unsold inventory and such other documents pertaining thereto as Seller may reasonably request. The repurchase price of the unsold inventory shall be the amount paid therefore by Buyer at Closing. For purposes of this Section 7.05 "inventory of the RPD Business" shall mean raw materials, finished goods and work in process but shall exclude and Seller shall have no obligation to repurchase supplies, service parts, spare parts, and recycled materials (including recycled materials purchased pursuant to the Phoenix contract).

         SECTION 7.06. REIMBURSEMENT OF CERTAIN COSTS. If Cambridge reasonably incurs out-of-pocket expenses in excess of $50,000 as a result of a contractual obligation to a customer which was assumed by Cambridge under this Agreement to accept return of, provide refunds for, or to repair, replace, recall or service any RPD Business product produced by Seller prior to the Closing Time, then Cambridge shall be entitled to be reimbursed by Seller as follows: 50% of the next $200,000 of such out-of-pocket expenses and 75% of such out-of-pocket expenses in excess of $250,000; provided that (a) Cambridge gives Seller prompt notification at the time it becomes aware that it may have a claim for such reimbursement, (b) Cambridge provides Seller with such information regarding such customer claim as Seller may reasonably request, (c) Cambridge permits Seller to participate in, but not control, the resolution of any such customer claim, and (d) the out-of-pocket costs incurred by Cambridge as a result of such customer claim are commercially reasonable in the context of the particular customer claim and not in respect of any other consideration of Cambridge.


                                  ARTICLE VIII

                                EMPLOYEE MATTERS
                                ----------------

         SECTION 8.01. SALARIED EMPLOYEES. The following shall apply with respect to all Employees who are not covered by a Union Contract (the "Salaried Employees"):

         (a)     OFFERS OF EMPLOYMENT.   At or prior to the Closing Time, Buyer
will make offers of employment to all Salaried Employees including, without limitation, any Salaried Employee who is not at work but is on salary continuation (but not Salaried Employees who are not on salary continuation and are on education, military, personal, family or short or long term disability leave at the Closing Time) providing for wages and other terms and conditions of employment, which are substantially comparable to the terms and conditions on which such Salaried Employees were employed by Seller immediately prior to the Closing except that the benefits to be provided to such Salaried Employees shall be as described in Exhibit C hereto (the "Cambridge Benefits"). In addition, Buyer shall make such an offer of employment to any Salaried Employee who, at the Closing Time, is on leave without salary continuation to the extent required by law and to any such Salaried Employee who, within two years after the Closing Time gives written notice to Buyer of his or her desire to return to work; provided that Buyer has a position available for which such Salaried Employee is qualified and, if such Salaried Employee was on long or short term disability, such Salaried Employee is fit for work.

         (b)     EMPLOYMENT.

                 (i) All Salaried Employees who have accepted at the Closing Time, or who subsequently accept Buyer's offer of employment with Buyer made pursuant to Section 8.01(a) (the "Transferred Salaried Employees") will be employed by Buyer at the time of such acceptance on the terms and conditions of such offers (with the effect that no period of unemployment shall have occurred with respect to any such Transferred Salaried Employees) and the employment by Seller of such Salaried Employees will terminate for all purposes effective as of the time of such acceptance; provided, however, that any such Salaried Employee who is not at work but on salary continuation or short or long term disability at the Closing Time may only accept such offer at such time as he or she is fit for work and presents himself or herself to Buyer for work. The Applicable Employment Date (the "Applicable Employment Date") in respect of any Transferred Salaried Employee is the date such Transferred Salaried Employee reports to work for Buyer.

                 (ii) After Buyer has complied with its obligations under this Section 8.01, nothing in this Section 8.01 shall create any obligation on the part of Buyer to thereafter continue the employment of any such Employee for any definite period following the Closing or shall prevent Buyer from changing the terms or conditions of employment, including employee benefit plans, at any time following the Closing.

         (C) SALARIED PENSION PLAN. Seller currently maintains the "Pension Plan for Salaried Employees of GenCorp Inc. and Certain Subsidiary Companies" (the "Salaried Pension Plan") which provides certain retirement benefits to eligible salaried employees of GenCorp, including eligible Transferred Salaried Employees. With respect to the Salaried Pension Plan the following shall apply:

                 (i) Buyer will not assume the Salaried Pension Plan or any trust pertaining thereto or become a sponsor of the Salaried Pension Plan and no assets of the Salaried Pension Plan will be transferred to Buyer or any plan or trust maintained by Buyer.

                 (ii) Seller shall retain all liability to fully perform, pay and discharge all liabilities under its Salaried Pension Plan.

                 (iii) Effective as of the Closing, all Salaried Employees will cease to accrue service credit, any benefits or any other right or entitlement under the Salaried Pension Plan.

         (D) SAVINGS PLAN. Seller currently maintains the "GenCorp Retirement Savings Plan" (the "Savings Plan") which provides certain tax-advantaged savings opportunities for eligible employees, including eligible Transferred Salaried Employees. With respect to the Savings Plan, the following will apply:

                 (i) Buyer will not assume the Seller's Savings Plan or any trust related thereto nor become a sponsor of the Savings Plan and no assets of the Savings Plan will be transferred to Buyer or any plan or trust maintained by Buyer.

                 (ii) Seller shall retain all liability to fully perform, pay and discharge all liabilities under its Savings Plan.

                 (iii) Effective as of the Closing, Buyer will establish or otherwise make available to Transferred Salaried Employees who are participants in the Savings Plan as of the Closing a savings plan qualified under Section 401(k) of the Internal Revenue Code of 1986.

         (e) MEDICAL PLANS. Seller currently maintains the "GenCorp Medical Plan" and the "GenCorp Dental Plan" (collectively, the "Medical Plans") providing medical and dental benefits for eligible active employees of GenCorp and their respective eligible dependents, including eligible Transferred Salaried Employees. With respect to the medical and dental benefits for Transferred Salaried Employees, the following will apply:

                 (i) Effective as of the Applicable Employment Date, the Transferred Salaried Employees and eligible dependents will cease to be covered by the Medical Plans and neither GenCorp nor any of the Medical Plans will be responsible for medical or dental charges or expenses incurred by or in respect of such Buyer Salaried Employees or eligible dependents after the Closing.

                 (ii) Seller will be responsible for medical and dental charges or expenses incurred by or in respect of such Transferred Employees or Eligible Dependents for services rendered prior to the Applicable Employment Date.

                 (iii) Effective as of the Applicable Employment Date, Transferred Salaried Employees and their eligible dependents will be eligible to participate in the employee medical and dental plans established and maintained by Buyer as described in Exhibit C and Buyer or such plans will be responsible for medical and dental charges or expenses incurred by or in respect of such Transferred Salaried Employees and eligible dependents after the Applicable Employment Date.

                 (iv) Effective as of the Applicable Employment Date, Buyer will waive or cause the medical and dental plans described in Section 8.01(e)(iii) to waive any pre-existing condition exclusions applicable to the Transferred Salaried Employees and their eligible dependents that may exist under the employee medical and dental plans established and maintained by Buyer if such Transferred Salaried Employee was eligible to participate in Seller's medical and dental plans at the time employment with Seller terminated.

                 (v) Effective as of the Applicable Employment Date, Buyer will provide the Transferred Salaried Employees with equitable credit under the medical plans described in Section 8.1(e)(iii) for any amounts previously paid by such Transferred Salaried Employees under the Medical Plans as deductibles or co-payments during the plan year in which the Closing occurs but only to the extent that

Seller provides Buyer with information in a form reasonably satisfactory to Buyer showing amounts credited in respect of Buyer's medical and dental plans as deductible or co-pays.

         (f) LIFE INSURANCE PLANS. Seller currently maintains employee life insurance benefit plans for eligible active employees of GenCorp, including eligible Transferred Salaried Employees (the "Active Employee Life Insurance Plans"). With respect to the Active Employee Life Insurance Plans, the following will apply:

                 (i) Effective as of the Closing, the Salaried Employees will cease to be covered by the Active Employee Life Insurance Plans

                 (ii) Effective as of the Closing the Transferred Salaried Employees will become covered under employee life insurance plans established and maintained by Buyer as described in Exhibit C.

                 (iii) Buyer will waive or cause such Buyer life insurance plans to waive any pre-existing condition exclusions applicable to such Transferred Salaried Employees that may exist under the employee life insurance plans established and maintained by Buyer.

         (g) LONG TERM AND SHORT TERM DISABILITY PLANS. Seller currently maintains employee long term disability and short term disability plans for eligible employees of GenCorp, including eligible Transferred Salaried Employees. With respect to such plans:

                 (i) Effective as of the Applicable Employment Date, the Transferred Salaried Employees will cease to be covered by such long term disability and short term disability plans and will become covered under employee long term disability and short term disability plans established and maintained by Buyer as described in Exhibit C.

                  (ii) Buyer will waive or cause such Buyer disability plans to waive any pre-existing condition exclusions applicable to such Transferred Salaried Employees that may exist under the employee long term disability and short term disability plans established and maintained by Buyer if such employee was eligible to participate in Seller's long term and short term disability plans at the time employment with Seller terminated.

         (h) VACATION BENEFITS. Seller currently maintains a vacation plan for eligible employees of GenCorp including eligible Transferred Salaried Employees. With respect to such vacation plan after the Closing, Buyer shall make available to each Transferred Salaried Employee accrued but unused vacation time under Buyer's vacation plan and shall pay each Transferred Salaried Employee for any vacation accrued but unused under Seller's vacation plan prior to the Closing when such vacation is taken. In determining the amount of vacation for which a Transferred Salaried Employee is eligible under Buyer's vacation plant, Buyer shall give each such Transferred Salaried Employee credit for service with Seller.

         (i) SEPARATION PAY. If Buyer terminates the employment of any Transferred Salaried Employee for any reason other than "for cause", within twelve (12) months after the Closing, then Buyer will provide such terminated Transferred Salaried Employee with separation pay in an amount equal to one week of pay for each year of service up to a maximum of eight weeks of pay.

         (j) RETIREE MEDICAL PLANS. Seller shall retain all assets and liabilities relating to Seller's retiree medical plans for Salaried Employees. Seller shall hold Buyer harmless from any and all claims and/or liabilities to any Salaried Employee arising under or pursuant to the Seller's retiree medical plan for Salaried Employees.

         SECTION 8.02.    UNION EMPLOYEES.   At the Closing, Buyer, Seller and
the Union will execute and deliver the Union Novation Agreements pursuant to which Buyer will become the employer under the Union Agreement and GenCorp will be released from its obligations under each Union Agreement.

         SECTION 8.03. NO THIRD-PARTY CLAIMS. No Transferred Salaried Employee nor any spouse, former spouse or beneficiary under any of the Plans, or under any plan from time to time established by the Buyer for the benefit of the Transferred Salaried Employees, shall be entitled to assert any claim based on any of the provisions of this Agreement (including but not limited to this Article VIII) against either party to this Agreement (or any of its Affiliates).

         SECTION 8.04. WORKERS' COMPENSATION. Notwithstanding Sections 2.03 and 2.04, Seller shall be liable for any workers' compensation claim relating to an occurrence prior to Closing Time and Buyer shall be liable for any workers' compensation claim relating to an occurrence after the Closing Time. If a workers' compensation claim arises in connection with a "continuing" occurrence before and after the Closing, the liability of Buyer and Seller for such claim shall be determined by Applicable Law or in the absence of such Applicable Law on an equitable basis.

         SECTION 8.05. PLAN PAYMENTS. Seller will with respect to each Transferred Salaried Employee pay all costs, expenses, benefits and claims incurred prior to the Applicable Employment Date in respect of such Transferred Salaried Employee under its benefit plans and will pay all accrued payroll up to the Closing Time.



                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION
                           -------------------------

         SECTION 9.01.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (a) The representations and warranties set forth in Article III shall survive the Closing for a period of 540 days after the Closing Time, except that the representations and warranties contained in Section 3.18 shall survive for a period of three years after the Closing Time and the representations and warranties contained in Sections 3.01, 3.02, 3.04(a) shall survive indefinitely.

         (b) The representations and warranties set forth in Article IV shall survive the Closing for the greater of (i) a period of 540 days after the Closing Time or (ii) the period during which all or any portion of the Subordinated Note remains outstanding, except that the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.04, and 4.06(a) shall survive indefinitely.

         (c) Upon the expiration of the survival period of a representation and warranty as described in Section 9.01(a) or (b) such representation and warranty shall expire and terminate and there shall be no liability or obligation whatsoever in respect thereof whether such liability has accrued prior to or will accrue after the expiration of such representations and warranties unless prior to the expiration thereof an Indemnification Claim is made with respect thereto. The representations and warranties referred to in Sections 9.01(a) and (b) are, to the extent and so long as they survive the Closing, referred to as the "Surviving Representations".

         SECTION 9.02. SELLER'S AGREEMENT TO INDEMNIFY. Subject always to Sections 9.04, 9.05, 9.06 and 9.07 the Seller shall indemnify Cambridge in respect of any and all Damages incurred by Buyer as a result of the following:

         (a) any inaccuracy or misrepresentation in or breach of any Surviving Representation made by the Seller in this Agreement;

         (b) any breach or failure to perform by the Seller after the Closing Time of any of its covenants contained in this Agreement; or

         (c) any Third Party Claim against Buyer resulting from the failure of Seller to perform, pay or discharge any Excluded Liability.

          SECTION 9.03 BUYER'S AGREEMENT TO INDEMNIFY. Subject always to Sections 9.04, 9.05, 9.06 and 9.07 each Buyer jointly and severally shall indemnify Seller in respect of any and all Damages incurred by Seller as a result of the following:

         (a) any inaccuracy or misrepresentation in or breach of any Surviving Representation made by a Buyer in this Agreement;

         (b) any breach or failure to perform by a Buyer after the Closing Time of any of its covenants contained in this Agreement; or

         (c) a Third Party Claim against Seller resulting from the failure of a Buyer to perform, pay or discharge any Assumed Liability.

         SECTION 9.04. INDEMNIFICATION LIMITS; EXCLUSIVE REMEDY. Notwithstanding any other provisions of this Agreement:

         (a)     No Buyer shall be entitled to indemnification pursuant to this
Article IX for any Damages under Sections 9.02(a) unless and to the extent (y) Damages incurred with respect to a given instance exceed $10,000 and (z) the amount by which Damages for all such instances in excess of such amount exceed $500,000.

         (b) Neither party to this Agreement shall be entitled to indemnification pursuant to this Article IX for any Damages under Sections 9.02(a) or 9.03(a), unless the party seeking such indemnification shall make its claim therefor on or prior to the date on which the relevant representation or warranty shall expire pursuant to Section 9.01.

         (c) In no event will Seller be liable under Section 9.02(a) for any Damages or any portion of any Damages in excess of $10,000,000. So long as all or any portion of the Subordinated Note is outstanding, the first remedy of Buyer for any breach by Seller of any of its representation and warranties contained herein shall be to, after complying with this Article IX, including without limitation, Section 9.04(a), not pay amounts owing under the Subordinated Note.

         (d) In no event will any party be liable to any other party under this Agreement for punitive, exemplary, special or consequential damages.

         (e) Each party hereto acknowledges and agrees that, with respect to any claim by a party hereto against the other party hereto which arises out of breach of any of the representations, warranties, covenants or agreements of the Seller or a Buyer herein, the indemnification remedy set forth in this
Article IX shall be the sole and exclusive remedy of the parties with respect thereto.

         (f) In connection with any Direct Claim brought by one party against the other party to enforce this Agreement, to the extent that a party prevails in prosecuting or defending such Direct Claim such party shall be entitled to be reimbursed by the other party for all reasonably and proximately incurred out-of-pocket costs, expenses and attorneys' fees incurred by it in respect of matters on which it prevailed and all costs and expenses incurred in connection therewith by the non-prevailing party as to matters on which it did not prevail shall not be included within and shall be excluded from any Damages incurred by such non-prevailing party.

         (g) Neither party shall have any obligation to indemnify the other party in respect of any Third Party Claim asserted by any person who is not an Independent Party.

         (h) If a party has knowledge of an Indemnification Claim at the Closing Time, such party shall be deemed to have waived such Indemnification Claim and the other party shall have no liability therefor.

         (i) All Damages shall be computed net of (i) Tax benefits actually realized therefrom to a party, and (ii) the amount of any insurance benefits actually collected or collectible with respect thereto which reduces the Damages that would otherwise be sustained, each party covenanting to pursue such tax benefits and insurance coverage in good faith.

         (j) An Indemnitor may not assert any offset or similar right in respect of its obligations under this Agreement based upon any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any other actual or alleged liability or obligation of the Indemnitee to the Indemnitor; provided, however, that the inability to assert any offset or similar right pursuant to this sentence will not of itself result in a waiver of any such actual or alleged breach of this Agreement, which may, subject to this Article IX, be asserted pursuant to this Article IX.

         (k) Except for any Environmental Claim, to the extent that the physical condition of any Purchased Asset is not in compliance with Applicable Law at the Closing Time such physical condition shall not be an Excluded Liability; provided that nothing in Section 9.04(k) shall in any way limit Seller's right to make an Indemnification Claim under Section 9.02(a) with respect to such physical condition.

         SECTION 9.05 PROCEDURE FOR THIRD PARTY CLAIMS. The rights and obligations of the Indemnitee and Indemnitor with respect to Indemnification Claims arising out of a Third Party Claim shall be subject to the following conditions:

         (a) If a party receives notice of the assertion of any Third Party Claim in respect of which it intends to make an Indemnification Claim, the Indemnitee shall promptly provide written notice (an "Indemnification Notice") of such assertion to the Indemnitor; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. The Indemnification Notice shall describe in reasonable detail the nature of the Third Party Claim, the basis for an Indemnification Claim and shall be accompanied by copies of papers and documents which have been served upon the Indemnitee and such other documents and information as may be appropriate to an understanding of such Third Party Claim and the liability of the Indemnitor to indemnify the Indemnitee hereunder. Except as required by law, the Indemnitee shall not answer or take any other action in respect of such Third Party Claim which may prejudice the defense thereof unless and until Indemnitor has been given the opportunity to assume the defense thereof under this Section 9.05 and refused to do so. If Indemnitee takes any such action which does prejudice the defense of any such Third Party Claim then Indemnitee shall be liable to Indemnitor to the extent of such prejudice.

         (b) Upon receipt of an Indemnification Notice, the Indemnitor shall have the right but not the obligation to promptly assume and take exclusive control of the defense, negotiation and/or settlement of such Third Party Claim. The assumption of the defense by Indemnitor of a Third Party Claim shall not prejudice the right of the Indemnitor to recover Damages from the Indemnitee with respect thereto. If a party is defending, negotiating or settling a Third Party Claim for which the other party may be liable, then such party shall at all times do so in good faith as if it were ultimately liable for all Damages resulting therefrom and shall not settle such Third Party Claim except on terms which are commercially reasonable measured in the context of the matter settled and not in respect of any other consideration of the settling party.

         (c) If the Indemnitor does not, within twenty days after receipt of an Indemnification Notice, take over the defense of such Third Party Claim then the parties agree that the Indemnitee may join the Indemnitor in any action, claim or proceeding brought by the third party asserting such Third Party Claim as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of indemnity granted to such Indemnified Party pursuant to this Agreement.

         (d) If the Indemnitor has assumed the defense of a Third Party Claim then the Indemnitee shall not compromise or settle such Third Party Claim; provided, however, that the Indemnitee shall have the right to settle at its sole cost and expense any Third Party Claim at any time if the Indemnitee waives its right to recover any Damages therefor from the Indemnitor.

         (e) The party controlling the defense of a Third Party Claim shall keep the Indemnitee or Indemnitor, as the case may be, reasonably informed at all stages of the defense of such Third Party Claim. The party not controlling the defense of any such Third Party Claim shall have the right, at its sole cost and expense, to participate in, but not control, the defense of any such Third Party Claim. Each party shall reasonably cooperate with the other in the defense, negotiation and/or settlement of any such Third Party Claim. In connection with any defense of a Third Party Claim undertaken by the Indemnitor, the Indemnitee shall provide Indemnitor, its counsel, accountants and other representatives with reasonable access to relevant properties, contracts, books and records and make available such personnel of the Indemnitee as the Indemnitor may reasonably request.

         (f) If either party receives an offer to settle such Third Party Claim, it shall promptly present such offer to the other party. If the Indemnitor is willing to accept and perform all of the terms of such settlement offer and the Indemnitee refuses to accept such settlement offer; then (1) the Indemnitor's liability to the Indemnitee hereunder with respect to such Third Party Claim shall not exceed the amount of money and the performance obligations proposed to be paid pursuant to such settlement offer, and, (2) if the Indemnitor has assumed the defense of such Third Party Claim, then the Indemnitor may, if it so elects, tender the defense thereof to the Indemnitee by paying to Indemnitee the amount of money proposed to be paid in such settlement offer and irrevocably accepting any non-monetary performance obligations, in which case the Indemnitor shall have no further liability to the Indemnitee hereunder with respect to such Third Party Claim and the Indemnitee shall have sole responsibility for the future defense of such Third Party Claim and for any and all liabilities, damages, claims, costs, and expenses (including attorneys' fees) resulting therefrom.

         SECTION 9.06 PROCEDURE FOR DIRECT CLAIMS. The rights and obligations of Indemnitee and Indemnitors with respect to Indemnification Claims resulting from or arising out of Direct Claims shall be subject to the following conditions: A party having an Indemnification Claim resulting from or arising out of a Direct Claim shall give prompt written notice to Indemnitor (an "Indemnification Notice") specifying in reasonable detail each provision of this Agreement under which the Indemnification Claim is made and the nature and amount of the Indemnification Claim asserted; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is prejudiced by such failure. If the Indemnitor, within 30 days after the receipt of notice by Indemnitee, shall not give written notice to Indemnitee accepting in its entirety such Indemnification Claim, such Indemnification Claim shall be deemed rejected by the Indemnitor and the parties may pursue such remedies as are provided for by this Agreement.

         SECTION 9.07 ENVIRONMENTAL CLAIMS. All Environmental Claims shall be subject to the provisions of Section 9.05 and shall, in addition, also be subject to the following:

         (a) Seller shall have the right to control any negotiations with any Independent Party or Governmental Authority regarding any investigation, remediation or monitoring of any Environmental Condition (collectively, a "Response") including, without limitation, the manner and extent to which any Response is implemented, and any Response shall be conducted under its exclusive direction and its sole cost and expense; provided that Cambridge shall have the right, at its expense, to participate in any such negotiations and Landlord shall keep Cambridge reasonably informed regarding any such negotiations.

         (b) Cambridge shall use its reasonable good faith efforts to cooperate with Seller in all matters relating to any Seller Response. Seller shall reimburse Cambridge for its reasonable out-of-pocket expenses incurred in providing such cooperation. During the course of any Seller Response, Cambridge shall and hereby does, grant to Seller, its agents, employees, contractors and consultants, all access to the Shelbyville, Shadeland and Rushville Facilities as is reasonably necessary to perform any Seller Response. Such access shall include use of utilities at Seller's expense and reasonable office, parking and storage space.

         (c) Cambridge shall allow Seller to conduct sampling and to install, operate and maintain any remediation and monitoring devices at, on or under the Shadeland, Shelbyville or Rushville Facility, including, but not limited to, soil removal equipment, monitoring wells and groundwater recovery and treatment systems, that are required by any Governmental Authority or that Seller reasonably determines are necessary to perform Seller's Response; provided that such actions shall not unreasonably disrupt Cambridge operations.

          (d) Seller shall implement any required Response in a manner which does not unreasonably interfere with Cambridge's operations.



                                   ARTICLE X

                                 MISCELLANEOUS

         SECTION 10.01. EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

         SECTION 10.02. BULK TRANSFER LAWS. Notwithstanding any other provision of this Agreement, the Buyer hereby waives compliance by the Seller with the provisions of any so-called bulk transfer law of any jurisdiction in connection with the transactions contemplated hereby. Seller hereby indemnifies and agrees to hold Buyer harmless from and against any and all liabilities, losses, damages, costs and expenses, including reasonable counsel fees, reasonably and proximately incurred or sustained by Buyer due to such non-compliance.

         SECTION 10.03. ASSIGNMENT. No party hereto shall transfer or assign, or grant or permit to exist any lien on, this Agreement or any of its rights or obligations hereunder (by operation of law or otherwise) without the prior written consent of the other party hereto (which consent may be withheld in such other party's sole discretion), and any such purported transfer or assignment without such consent shall be void and of no force of effect.

         SECTION 10.04. SEVERABILITY. If any provision of this Agreement or the application of any such provision is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. In the event that any provision of this Agreement shall be finally determined by a court of competent jurisdiction to be unenforceable such court shall have jurisdiction to reform this Agreement so that it is enforceable to the maximum extent permitted by law and the parties shall abide by such court's determination.

         SECTION 10.05. AMENDMENT AND WAIVER. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party thereto. Any failure of a party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument duly executed and delivered by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

         SECTION 10.06. PARTIES IN INTEREST; LIMITATION ON RIGHTS OF OTHERS. This Agreement shall be binding upon and inure to the benefit of the parties thereto and their permitted assigns. Nothing in this Agreement, whether express or implied, shall give or be construed to give any person (other than the parties thereto and their permitted assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement, unless such person is expressly stated in this Agreement to be entitled to any such right, remedy or claim.

         SECTION 10.07. COUNTERPARTS; EFFECTIVENESS. This Agreement (a) may be executed by the parties thereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same contract and (b) shall not become effective until one or more counterparts have been executed by each party thereto and delivered to the other parties thereto.

         SECTION 10.08 ENTIRE AGREEMENT. This Agreement together with any exhibits, schedules, appendices and attachments thereto, constitute the entire agreement of the parties with respect to the subject matter thereof and supersede all prior written and oral agreements and understandings with respect to such subject matter including, without limitation, the Letter of Intent between Seller and Buyer dated February 9, 1996 and the Confidentiality Agreement between Seller and Buyer dated November 9, 1995.

         SECTION 10.09. GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Ohio applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

         SECTION 10.10. NOTICES. All notices and other communications to be given to any party under this Agreement shall be in writing and any notice shall be deemed given when delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number of such party specified below (or at such other address or facsimile number as such party shall designate by like notice):



(a)  If to a Buyer:               Cambridge Industries, Inc.
                                  555 Horace Brown Drive
                                  Madison Heights, MI 48071
                                  Attn: Chairman of the Board

     With a copy to:              Jaffe, Raitt, Heuer & Weiss
                                  One Woodward, Suite 2400
                                  Detroit, MI 48226
                                  Attn: Robin Krueger

(b)  If to the Seller:            GenCorp Inc.
                                  175 Ghent Road
                                  Fairlawn, Ohio 44333
                                  Attn: Chief Financial Officer

         SECTION 10.11. INTERPRETATION. It is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of each and, therefore, no presumptions shall arise favoring either party by virtue of the authorship of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CAMBRIDGE INDUSTRIES, INC.            GENCORP INC.

By:                                                         By:
   ----------------------------------------                    ---------------------------------------

Name:   R. P. Mika                                          Name: D. M. Steuert
     --------------------------------------                      -------------------------------------

Title:     Vice President                                   Title:   Senior Vice President
      -------------------------------------                       ------------------------------------
                                                                  and Chief Financial Officer
                                                                  ------------------------------------


CAMBRIDGE INDUSTRIES HOLDINGS, INC.

By:
   ----------------------------------------

Name:   R. P. Mika
     --------------------------------------

Title:     Vice President
      -------------------------------------

rpdagr.exe

                                   EXHIBIT A

                                  DEFINITIONS
                                  -----------


         As used in the Asset Purchase Agreement dated as of March 1, 1996, between Seller and Buyer (the "Asset Purchase Agreement"), each term set forth below shall have the specified meaning:

         "ACCOUNTING FIRM" means the Cleveland, Ohio office of Arthur Andersen.

         "ACTUAL NON-TOOLING ACCOUNTS RECEIVABLE AMOUNT" means the difference between (a) the Actual Total Accounts Receivable Amount and (b) the aggregate amount of all receivables attributable to customer tooling included within the Actual Total Accounts Receivable Amount.

         "ACTUAL TRADE ACCOUNTS PAYABLE AMOUNT" means the aggregate amount as of the Closing Time of the following Working Capital Items which are Attributable to the RPD Business: 604.

         "ACTUAL TOTAL ACCOUNTS RECEIVABLE AMOUNT" means the sum as of the Closing Time, of the following Working Capital Items which are Attributable to the RPD Business: 412, 414, 417, 421, and 422.

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.

         "ANTITRUST LAWS" means all U.S. Federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

         "APPLICABLE LAW" means, with respect to any Person, any federal, state or local statute, law, rule, regulation or ordinance now or hereafter in effect of any Governmental Authority which is applicable to such Person.

         "ATTRIBUTABLE TO THE RPD BUSINESS", when used with respect to assets and properties, shall mean assets and properties used, or held for use by Seller primarily in connection with the RPD Business but is meant to exclude assets and properties used or held for use by Seller primarily in any business other than the RPD Business or used or held for use generally in the RPD Business as well as in other businesses or activities of Seller.

         "BUYER DISCLOSURE SCHEDULE" means that certain schedule identified as such and delivered by Buyer to Seller pursuant to the Asset Purchase Agreement.

         "CTC" means the Seller's Corporate Technology Center.

         "CLOSING LIABILITY LIST" means the items set forth on Exhibit H.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

         "DAMAGES" means any and all damages, judgments, orders, assessments, interest, penalties, fines, settlement payments, losses, costs and expenses which are reasonably and proximately incurred (including, without limitation, reasonable legal, consulting and laboratory fees and out-of-pocket expenses incurred in connection with investigating, defending, negotiating and/or settling any Third Party Claim) provided, however, the following shall not be included within and shall be excluded from Damages: (i) any investigation and defense costs and expenses incurred by an Indemnitee prior to giving of an Indemnification Notice under Sections 9.05 or 9.06 or after the defense of a Third Party Claim has been assumed by the Indemnitor (excepting out-of-pocket preliminary investigation costs reasonably incurred by an Indemnitee in determining whether it has a right to make an Indemnification Claim against an Indemnitor) and (ii) any internal employee and administrative costs and expenses.

         "DIRECT CLAIM" shall mean a claim under Section 9.06 by a party against the other party to enforce this Agreement.

         "DOLLARS" or "$" means United States dollars.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "EMPLOYEES" means the persons listed at Section 3.10 of the Seller Disclosure Schedule.

         "ENVIRONMENTAL CLAIM" means a Third Party Claim by a Governmental Authority or an Independent Party under the Environmental Laws in respect of the investigation, remediation or monitoring of Hazardous Materials which were present at the Closing Time in the ground water, surface water or surficial or subsurface soil of the Shelbyville Facility, Rushville Facility or Shadeland Facility.

         "ENVIRONMENTAL CONDITION" means Hazardous Materials which were present at the Closing Time in the ground water or surficial or subsurface soil of the Shelbyville Facility, Rushville Facility or Shadeland Facility.

         "ENVIRONMENTAL LAWS" means all federal, state, and local statutes, laws, regulations, ordinances, and common law, concerning pollution or protection of the environment, (including but not limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation Recovery Act ("RCRA"), 42 U.S.C.
Section  6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section
2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.,) which are currently in existence or any other federal, state and local statutes, laws, regulations, ordinances or common laws which currently govern: (i) the cleanup, remediation, and/or remedy of contamination in or threat of contamination to the environment; (ii) the emission, discharge or release of Hazardous Materials into the environment; or (iii) the use, generation, transport, treatment, storage, disposal, recycling, handling or recovery of solid waste or Hazardous Materials. For purposes of this Agreement the term "environment" means: (i) surface water and groundwater, (ii) surface and subsurface soil, and (iii) air.

         "ENVIRONMENTAL REPORTS" shall mean the reports of Clayton Environmental Consultants with respect to environmental matters of the RPD Business and items listed on Exhibit D.

         "FARMINGTON HILLS FACILITY" means the land, building and improvements of Seller located at 34975 West Twelve Mile Road, Farmington Hills, Michigan.

         "FARMINGTON HILLS RPD EQUIPMENT" means the items identified on Exhibit
E.

         "GENCORP ACCOUNTING PRINCIPLES" means the accounting principles attached hereto as Exhibit F.

         "GOVERNMENTAL AUTHORITY" means the United States of America, any State thereof, or any court, department, or agency of the United States of America, any State thereof, or political subdivision of any of them.

         "GUARDS UNION AGREEMENT" means the Collective Bargaining Agreement (including all side letters) and the Agreement for Pension and Insurance Benefits, each effective as of September 1, 1995 and between GenCorp and the International Union, United Plant Guard Workers of America and its Local 40.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "HAZARDOUS MATERIALS" shall mean any material or substance: (i) which is defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA and amendments thereto and regulations promulgated thereunder as in effect at the Closing Time; (ii) which is defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder as in effect at the Closing Time; (iii) containing polychlorinated biphenyls
(PCBs); (iv) which is radioactive; (v) the presence of which requires investigation or remediation under any applicable federal, state or local statute, regulation or ordinance; (vi) which is a petroleum product or fractions thereof; (vii) asbestos containing materials, and (viii) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" under any applicable federal state or local state, regulation or ordinance or regulated as such by any applicable federal, state or local Governmental Authority.

         "IRS" means the United States Internal Revenue Service.

         "IUE UNION AGREEMENT" means the Collective Bargaining Agreement (including all side letters) and Agreement for Pension and Insurance Benefits, each effective as of July 1, 1995 and between Seller and the International Union of Electrical Workers and its Local 420.

         "INDEMNITEE" shall mean the party making an Indemnification Claim.

         "INDEMNITOR" shall mean the party against whom an Indemnification Claim is made.

         "INDEMNIFICATION CLAIM" shall mean a claim of a Buyer under Section
9.02 or a claim of a Seller under Section 9.03.

         "INDEPENDENT PARTY" means as to any party, any corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other legal entity of any kind which is not an Affiliate of it.

         "INTELLECTUAL PROPERTY" means rights under or to patents and patent applications; trademarks and trademark applications and registrations; trade names; service marks; service names, copyrights and copyright applications and registrations; and trade secrets, designs, drawings, patterns, specifications, formulas, technology, inventions, processes and know-how of a scientific or technical nature.

         "IONIA FACILITY" means the land, buildings and improvements owned by Seller located at 119 South Dexter Street, Ionia, Michigan.

         "IONIA LEASE" means the Lease Agreement, dated the date hereof, between Seller and Cambridge.

         "IONIA LEASED FACILITY" means the land, buildings and improvements leased to Cambridge under the Ionia Lease.

         "KNOWLEDGE", "KNOWLEDGE", "KNOWN TO" or words of similar import mean, with respect to Seller, the actual knowledge of the following persons: Marv Isles, Chris Conley, Jack Bonsky, Mike Steuert, Tim Sand, Sam Hughes, Jack Bailey, Mike Kilpinen, Randy Lachowski, Jim Preece and Paul Leidal.

         "MARION FACILITY" means the land, buildings and improvements located at 1700 Factory Avenue, Marion, Indiana 46952.

         "MARION RPD EQUIPMENT" means the items identified on Exhibit G excluding items which have been sold, transferred or disposed of in the ordinary course prior to Closing Time.

         "OFFERING SIDE LETTER" means that certain letter agreement relating to the preparation and filing of a registration statement with the U.S. Securities and Exchange Commission with respect to the offer and sale of notes or bonds of Cambridge Industries Holdings, Inc.

         "PATENTS" means the patents and patent applications identified at
Section 3.4 of the Seller Disclosure Schedule.

         "PERMITTED LIENS" means any and all: (1) Liens for Taxes or assessments that are due but not yet delinquent; (2) Liens disclosed on the Closing Net Assets Statement; (3) materialmen's, mechanic's, repairmen's, contractors', operators' or other similar Liens or charges incidental to construction, maintenance or operation of the Facilities; (4) the terms and conditions of and any legal or equitable Liens deemed to exist by reason of undertakings or covenants in any of the leases, agreements, orders and instruments included within the Purchased Assets; (5) rights reserved to or vested by law or regulation in any Governmental Authority to control or regulate the RPD Business, including, without limitation, zoning ordinances, building codes, Environmental Laws and rights of eminent domain; and (6) easements, rights-of-way, imperfections of title, covenants, undertakings, restrictions, conditions or limitations of record in respect of the Shelbyville Real Property.

         "PERSON" means an individual, corporation, partnership, association, trust, estate, Governmental Authority or other entity but excluding the parties.

         "RPD BUSINESS" means the business conducted through Seller's Reinforced Plastics Division of manufacturing and selling compression molded sheet mold compound for automobile and truck applications provided that (i) such business does not include any operations, assets, rights, contracts and business of the Farmington Hills Facility except to the extent pertaining exclusively to Seller's Reinforced Plastics Division, (ii) such business does not include any operations, assets, rights, contracts or business of CTC, (iii) such business does not include any operations, assets, rights, contracts or business at the Ionia Facility excepting the operations conducted from the Ionia Leased Facility and the equipment in the Ionia Leased Facility being sold
to Cambridge pursuant to this Agreement, (iv)   such business does not include
any operations, assets, rights, contracts or business of the Marion Facility, excepting the Marion RPD Equipment, and (v) such business does not include any operations, assets, rights, contracts or business which Seller will own or operate after the Closing.

         "RPD FACILITIES" means, collectively, the Shelbyville Facility, Shadeland Facility, Rushville Facility and the Ionia Leased Facility.

         "RPD INTELLECTUAL PROPERTY' means the Patents and the Trademarks and any other Intellectual Property that is owned by Seller to the extent such Intellectual

Property is useful solely and exclusively for the RPD Business but excludes, without limitation, any Intellectual Property relating to any in- mold coating or adhesive composition and/or the application of any such composition to a substrate and/or a substrate coated with any such composition.

         "RUSHVILLE FACILITY" means the land, buildings or improvements leased by Seller located at 1350 Commerce Drive, Rushville, Indiana.

         "RUSHVILLE LEASE" means the Industrial Lease dated as of June 15, 1994 between Rushville Manufacturing Mall Land Trust #101 and GenCorp Inc.

         "SELLER DISCLOSURE SCHEDULE" means that certain schedule identified as such and delivered by Seller to Buyer pursuant to the Asset Purchase Agreement.

         "SHADELAND FACILITY" means the land, buildings and improvements leased by Seller located at 2402 Shadeland Avenue, Indianapolis, Indiana 46219.

         "SHADELAND LEASE" means the Industrial Lease entered into on February 1, 1994 between National Life Insurance Company and GenCorp Inc. and Amendment No. 1 to Lease Agreement dated January 31, 1995.

         "SHELBYVILLE FACILITY" means the land, building and improvements owned by Seller located at 501 Northridge Drive, Shelbyville, Indiana.

         "SUBORDINATED NOTE" means the promissory note of Parent of even date herewith in the principal amount of $13,750,000 issued pursuant to the Subordinated Note Credit Agreement.

         "SUBORDINATED NOTE CREDIT AGREEMENT" means the Agreement entered into between Seller and Cambridge of even date herewith pursuant to which the Subordinated Note is issued.

         "TAXES" means all income, franchise, excise, real and personal property, sales, use, value-added, payroll, withholding, social security and other taxes and assessments imposed by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

         "THIRD PARTY CLAIM" shall mean as to any party to this Agreement the assertion or commencement against it of any claim, demand, suit or action or any legal, administrative, governmental or other proceeding by any Governmental Authority or any other person or entity which is an Independent Party.

         "TITLE MATTERS" means (1) Seller's title to or ownership of all or any interest in the Shelbyville Real Property or (2) any defect, restriction, covenant, easement, encroachment or encumbrance with respect to the Shelbyville Real Property.

         "UNION CONTRACT" means the IUE Union Agreement and the Guards Union Agreement.

         "WORKING CAPITAL ITEMS" means the items described on Exhibit B.